Exhibit 10.2

CREDIT AGREEMENT

DATED AS OF [                     ], 2010

AMONG

CROWN MEDIA HOLDINGS, INC.

AS BORROWER

AND

HC CROWN CORP.,

AS LENDER

AND

EACH OF THE CREDIT

PARTIES IDENTIFIED ON

THE SIGNATURE PAGES HERETO

5258558.25

TABLE OF CONTENTS

Page

1.	DEFINITIONS	[INSERT PAGE NUMBER]

2.	THE LOANS	[INSERT PAGE NUMBER]
Section 2.1	The Term A Loan	[INSERT PAGE NUMBER]
Section 2.2	The Term B Loan	[INSERT PAGE NUMBER]
Section 2.3	Deemed Making of the Loans	[INSERT PAGE NUMBER]
Section 2.4	Notes; Repayment	[INSERT PAGE NUMBER]
Section 2.5	Interest on Loans	[INSERT PAGE NUMBER]
Section 2.6	Default Interest	[INSERT PAGE NUMBER]
Section 2.7	Prepayment of Loans. Voluntary	[INSERT PAGE NUMBER]
Section 2.8	Prepayment of Loans. Mandatory	[INSERT PAGE NUMBER]
Section 2.9	Application of Mandatory and Voluntary Prepayments	[INSERT PAGE NUMBER]
Section 2.10	Manner of Payments	[INSERT PAGE NUMBER]
Section 2.11	United States Withholding	[INSERT PAGE NUMBER]
Section 2.12	Debt Exchange Transaction	[INSERT PAGE NUMBER]
Section 2.13	Change in Circumstances	[INSERT PAGE NUMBER]

3.	REPRESENTATIONS AND WARRANTIES	[INSERT PAGE NUMBER]
Section 3.1	Corporate Existence and Power	[INSERT PAGE NUMBER]
Section 3.2	Authority and No Violation	[INSERT PAGE NUMBER]
Section 3.3	Governmental and Other Approvals	[INSERT PAGE NUMBER]
Section 3.4	Financial Statements	[INSERT PAGE NUMBER]
Section 3.5	No Material Adverse Change	[INSERT PAGE NUMBER]
Section 3.6	Subsidiaries	[INSERT PAGE NUMBER]
Section 3.7	Intellectual Property	[INSERT PAGE NUMBER]
Section 3.8	Fictitious Names	[INSERT PAGE NUMBER]
Section 3.9	Title to Properties	[INSERT PAGE NUMBER]
Section 3.10	Litigation	[INSERT PAGE NUMBER]
Section 3.11	Regulations T, U and X	[INSERT PAGE NUMBER]
Section 3.12	Investment Company Act	[INSERT PAGE NUMBER]
Section 3.13	Binding Agreements	[INSERT PAGE NUMBER]
Section 3.14	Taxes	[INSERT PAGE NUMBER]
Section 3.15	Compliance with ERISA and Applicable Law	[INSERT PAGE NUMBER]
Section 3.16	Indebtedness; Guaranties; Liens	[INSERT PAGE NUMBER]
Section 3.17	Security Interest	[INSERT PAGE NUMBER]
Section 3.18	Disclosure	[INSERT PAGE NUMBER]
Section 3.19	Environmental Liabilities	[INSERT PAGE NUMBER]
Section 3.20	Compliance with Laws	[INSERT PAGE NUMBER]
Section 3.21	Bank Accounts	[INSERT PAGE NUMBER]
Section 3.22	Solvency	[INSERT PAGE NUMBER]
Section 3.23	Fundamental Documents	[INSERT PAGE NUMBER]
Section 3.24	Agreements	[INSERT PAGE NUMBER]
Section 3.25	Licensed Rights	[INSERT PAGE NUMBER]

4.	CONDITIONS TO EFFECTIVENESS	[INSERT PAGE NUMBER]
Section 4.1	Conditions Precedent to Effectiveness	[INSERT PAGE NUMBER]

5.	AFFIRMATIVE COVENANTS	[INSERT PAGE NUMBER]
Section 5.1	Financial Statements and Reports	[INSERT PAGE NUMBER]
Section 5.2	Corporate Existence	[INSERT PAGE NUMBER]
Section 5.3	Maintenance of Properties	[INSERT PAGE NUMBER]
Section 5.4	Notice of Material Events	[INSERT PAGE NUMBER]
Section 5.5	Insurance	[INSERT PAGE NUMBER]
Section 5.6	Music	[INSERT PAGE NUMBER]
Section 5.7	Copyrights and Trademarks	[INSERT PAGE NUMBER]
Section 5.8	Books and Records	[INSERT PAGE NUMBER]
Section 5.9	Observance of Agreements	[INSERT PAGE NUMBER]
Section 5.10	Laboratories; No Removal	[INSERT PAGE NUMBER]
Section 5.11	Taxes and Charges in Ordinary Course of Business	[INSERT PAGE NUMBER]
Section 5.12	Liens	[INSERT PAGE NUMBER]
Section 5.13	ERISA Compliance and Reports	[INSERT PAGE NUMBER]
Section 5.14	Subsidiaries	[INSERT PAGE NUMBER]
Section 5.15	Environmental Laws	[INSERT PAGE NUMBER]
Section 5.16	Further Assurances; Security Interests	[INSERT PAGE NUMBER]
Section 5.17	Bank Accounts	[INSERT PAGE NUMBER]
Section 5.18	Credit Ratings	[INSERT PAGE NUMBER]

6.	NEGATIVE COVENANTS	[INSERT PAGE NUMBER]
Section 6.1	Limitations on Indebtedness	[INSERT PAGE NUMBER]
Section 6.2	Limitations on Liens	[INSERT PAGE NUMBER]
Section 6.3	Guaranties	[INSERT PAGE NUMBER]
Section 6.4	Limitations on Investments	[INSERT PAGE NUMBER]
Section 6.5	Restricted Payments	[INSERT PAGE NUMBER]
Section 6.6	Limitations on Sale of Assets	[INSERT PAGE NUMBER]
Section 6.7	Receivables	[INSERT PAGE NUMBER]
Section 6.8	Tax Shelters, Sale and Leaseback etc	[INSERT PAGE NUMBER]
Section 6.9	Places of Business; Change of Name	[INSERT PAGE NUMBER]
Section 6.10	Limitations on Capital Expenditures	[INSERT PAGE NUMBER]
Section 6.11	Transactions with Affiliates	[INSERT PAGE NUMBER]
Section 6.12	Prohibition of Amendments or Waivers	[INSERT PAGE NUMBER]
Section 6.13	No Negative Pledge	[INSERT PAGE NUMBER]
Section 6.14	Acquisitions or Mergers, etc	[INSERT PAGE NUMBER]
Section 6.15	Change in Business	[INSERT PAGE NUMBER]
Section 6.16	ERISA Compliance	[INSERT PAGE NUMBER]
Section 6.17	Interest Rate Protection Agreements, etc	[INSERT PAGE NUMBER]
Section 6.18	Subsidiaries	[INSERT PAGE NUMBER]
Section 6.19	Hazardous Materials	[INSERT PAGE NUMBER]
Section 6.20	Cash Interest Coverage Ratio	[INSERT PAGE NUMBER]

7.	EVENTS OF DEFAULT	[INSERT PAGE NUMBER]

8.	NICC RESERVE ACCOUNT	[INSERT PAGE NUMBER]
Section 8.1	NICC Reserve Account	[INSERT PAGE NUMBER]

9.	MISCELLANEOUS	[INSERT PAGE NUMBER]
Section 9.1	Notices	[INSERT PAGE NUMBER]
Section 9.2	Survival of Agreement, Representations and Warranties, etc	[INSERT PAGE NUMBER]
Section 9.3	Expenses; Documentary Taxes	[INSERT PAGE NUMBER]
Section 9.4	Indemnification of the Lender	[INSERT PAGE NUMBER]
Section 9.5	Choice of Law	[INSERT PAGE NUMBER]
Section 9.6	Waiver of Jury Trial	[INSERT PAGE NUMBER]
Section 9.7	Waiver with Respect to Damages and Venue	[INSERT PAGE NUMBER]
Section 9.8	No Waiver	[INSERT PAGE NUMBER]
Section 9.9	Extension of Payment Date	[INSERT PAGE NUMBER]
Section 9.10	Amendments, etc	[INSERT PAGE NUMBER]
Section 9.11	Severability	[INSERT PAGE NUMBER]
Section 9.12	Service of Process	[INSERT PAGE NUMBER]
Section 9.13	Headings	[INSERT PAGE NUMBER]
Section 9.14	Execution in Counterparts	[INSERT PAGE NUMBER]
Section 9.15	Confidentiality	[INSERT PAGE NUMBER]
Section 9.16	Entire Agreement	[INSERT PAGE NUMBER]
Section 9.17	Right of Set-Off	[INSERT PAGE NUMBER]
Section 9.18	Assignment	[INSERT PAGE NUMBER]
Section 9.19	Revolver Intercreditor Agreement	[INSERT PAGE NUMBER]

5258558.25

Exhibits

A                      Form of Security Agreement

B                      Form of Pledge Agreement

Schedules

3.1                      List of Credit Parties

3.6                      List of Subsidiaries

3.8                      Fictitious Names

3.10                      Litigation

3.16                      Existing Indebtedness, Guarantees and Liens

3.21                      Bank Accounts

3.24                      Agreements

5258558.25

CREDIT AGREEMENT, dated as of _____, 2010

among (i) CROWN MEDIA HOLDINGS, INC.,

a Delaware corporation (the “Borrower”),

(ii) HC CROWN CORP., a Delaware corporation (the “Lender”), and

(iii) EACH OF THE CREDIT PARTIES identified on the signature page hereto.

INTRODUCTORY STATEMENTS

All terms not otherwise defined above or in this Introductory Statement are as defined in Article 1 hereof, or as defined elsewhere herein.

The Borrower and the Lender, together with its Subsidiaries and Affiliates are a party to the HCC Debt (as amended, restated, modified or supplemented from time to time).

Immediately prior to the Closing Date, there was outstanding [$__________] (the “Original Obligations”) under the HCC Debt.

Effective upon the Closing Date: (a) $185,000,000 of the Original Obligations will be exchanged in consideration for Series A Preferred Stock on the terms set forth in the Master Recapitalization Agreement, (b) $315,000,000 of the Original Obligations will be exchanged in consideration for the Lender providing a Term A Loan of $200,000,000 and a Term B Loan of $115,000,000; (c) the balance of the Original Obligations will be exchanged in consideration for the Lender receiving common stock in the Borrower at the Conversion Price and on the terms set forth in the Master Recapitalization Agreement; and (d) Hallmark Entertainment Holdings, Inc. and Hallmark Entertainment Investments Co., (the “Hallmark Entities”) will merge with and into the Borrower, with the Borrower being the surviving entity and the shareholders of the Hallmark Entities prior to such merger receiving their pro rata issuance of common stock in the Borrower on the terms set forth in the Master Recapitalization Agreement and the exhibits thereto.

To provide security for the repayment of the Original Obligations, each of the Credit Parties granted to the Lender a first priority Lien, subject to certain Permitted Encumbrances, on substantially all of its real and personal property (the “Original Lien”).  The Credit Parties shall modify the documents which create the Original Lien such that the liens securing the Original Obligations shall secure the Obligations, and each of the Credit Parties (other than the Borrower) will provide a Subsidiary Guaranty in favor of the Lender to guarantee repayment of the Loans and all other obligations of the Borrower.

As a result of the Transactions, all of the HCC Debt, except to the extent converted and continued as the Term A Loan and Term B Loan, shall be extinguished and discharged. In consideration of the premises and the covenants and agreements contained herein, the parties hereto agree as follows:

1.	DEFINITIONS

For the purposes hereof unless the context otherwise requires, the following terms shall have the meanings indicated, all accounting terms not otherwise defined herein shall have the respective meanings accorded to them under GAAP and all terms defined in the UCC and not otherwise defined herein shall have the respective meanings accorded to them therein.  Unless the context otherwise requires, any of the following terms may be used in the singular or the plural, depending on the reference:

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

“Agreement” and “Credit Agreement” shall mean this Credit Agreement, as it may be amended, supplemented or otherwise modified from time to time.

“Applicable Law” shall mean, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directives, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Authorized Officer” shall mean, with respect to any Person, its chief executive officer, chief operating officer or chief financial officer.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” shall have the meaning given to it in the Introductory Statements.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in the City of New York are permitted to close.

“Capital Expenditures” shall mean, with respect to any Person for any period, the sum of (i) the aggregate of all expenditures (whether paid in cash or accrued as a liability) by such Person during that period which, in accordance with GAAP, are or should be included in “additions to property, plant or equipment” or similar items included in cash flows (including Capital Leases) and (ii) to the extent not covered by clause (i) hereof, the aggregate of all expenditures properly capitalized in accordance with GAAP by such Person to acquire, by purchase or otherwise, the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any other Person (other than the portion of such expenditures allocable in accordance with GAAP to net current assets or which is allocable to the acquisition of items of Product).  For the avoidance of doubt, no expenditures for the acquisition of items of Product shall be included in the definition of “Capital Expenditures.”

“Capital Lease”, as applied to any Person, shall mean any lease of any property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Cash Equivalents” shall mean any of the following types of Investments, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens (other than Liens created under the Fundamental Documents and Permitted Encumbrances):

(i)           readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 90 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(ii)           time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that is (A) organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (B) issues (or the parent of which issues) commercial paper rated as described in clause (iii) of this definition and (C) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 90 days from the date of acquisition thereof; and

(iii)           Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (i), and (ii) of this definition.

“Cash Interest Coverage Ratio” shall mean, at any date, with respect to the Borrower and its Consolidated Subsidiaries, the ratio of (a) EBITDA of such Persons to (b) the sum of the Term Loan A Cash Interest Expense of such persons and the Term Loan B Cash Interest Expense of such Persons, in each case for the most recently completed Measurement Period.

“Cash Interest Expense” shall mean the sum of the Term A Loan Cash Interest Expense and the Term B Loan Cash Interest Expense.

“Casualty” shall mean any casualty, loss, damage, destruction or similar loss with respect to real or personal property or improvements.

“Change in Control” shall mean (a) the Lender or its Affiliates shall cease to own (directly or indirectly) at least 80% of the Equity Interests of the Borrower, or (b) the Lender shall cease to have sufficient voting power to elect (or cause to be elected) a majority of the members of the Borrower’s Board of Directors.

“Closing Date” shall have the meaning set forth in Section 4.1.

“Code” shall mean the Internal Revenue Code of 1986 and the rules and regulations issued thereunder, as heretofore and hereafter amended, as codified at 26 U.S.C. et seq., or any successor provision thereto.

“Collateral” shall have the meaning given to it in the Fundamental Documents.

“Compliance Certificate” means a certificate in form and substance reasonably satisfactory to the Lender.

“Condemnation” shall mean any taking by a Governmental Authority of property or assets, or any part thereof or interest therein, for public or quasi-public use under the power of eminent domain, by reason of any public improvement or condemnation or in any other matter.

“Consolidated Net Income” shall mean, for any period for which such amount is being determined, the consolidated net income of such Person for such period in accordance with GAAP.

“Consolidated Subsidiaries” shall mean, for any Person, all subsidiaries of such Person which are required or permitted to be consolidated with such Person for financial reporting purposes in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Conversion Price” shall have the meaning given to it in the Master Recapitalization Agreement.

“Copyright Security Agreement” shall mean the Copyright Security Agreement, dated on or about the date of this Agreement, among the Borrower, the Subsidiary Guarantors and the Lender, as the same may be amended or supplemented from time to time by delivery of a copyright security agreement supplement or otherwise.

“Credit Parties” shall mean the Borrower and each of the Subsidiary Guarantors.

“Currency Agreement” shall mean any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement designed to protect the Borrower against fluctuations in currency values.

“Debt Issuance” shall mean the issuance or incurrence by any Credit Party of any Indebtedness.

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Default Rate” shall mean with respect to any Obligation, a rate of interest per annum equal to the rate of interest otherwise in effect from time to time pursuant to the terms of this Agreement with respect to such Obligation, plus two percent (2%).

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition of any property (except for ad sales and programming time to the extent Disposed in the ordinary course of business and any other sale, transfer, license, lease, or other disposition of property in the ordinary course of business that has a value of less than $100,000 individually or $500,000 in the aggregate) by any Person (including any sale/leaseback transaction), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided, however, that a sale under threat of eminent domain shall not be deemed to be a Disposition.

“Dollars” and “$” shall mean lawful money of the United States of America.

“EBITDA”  shall mean for any period, for the Borrower and its Subsidiaries on a consolidated basis the sum of:  (a) Consolidated Net Income, plus (b) to the extent Consolidated Net Income was reduced by such items: (i) provision for income taxes during such period, (ii) interest expense deducted in computing Consolidated Net Income, (iii) total depreciation expense and total amortization expense (other than the amortization of capitalized film costs), (iv) any extraordinary, unusual or non-recurring expense or loss, whether or not included as a separate item in the statement of Consolidated Net Income for such period (including, but not limited to any loss on the sales of assets outside of the ordinary course of business, impairment of assets, restructuring charges, Transaction Costs and write-offs of deferred costs for such period), and (v) any other non-cash charges (other than write-offs or write-downs during such period of inventory, accounts receivable or any other current assets or liabilities in the ordinary course of business), minus (c)(i) any extraordinary, unusual or non-recurring item of income or gain (including, whether or not such item is otherwise included as a separate item in the statement of Consolidated Net Income for such period, any gain on the sale of assets outside of the ordinary course of business) for such period, and (ii) any other non-cash income items increasing Consolidated Net Income for such period, all as determined for such period in conformity with GAAP.

“Environmental Laws” shall mean any and all federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements of any Governmental Authority regulating, relating to, or imposing liability or standards of conduct concerning, any Hazardous Material or environmental protection or health and safety, as now or at any time hereafter in effect, including without limitation, the Clean Water Act also known as the Federal Water Pollution Control Act (“FWPCA”), 33 U.S.C. Section 1251 et seq., the Clean Air Act (“CAA”), 42 U.S.C. Sections 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act (“FIFRA”), 7 U.S.C. Sections 136 et seq., the Surface Mining Control and Reclamation Act (“SMCRA”), 30 U.S.C. Sections 1201 et seq., the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. Section 9601 et seq., the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), Public Law 99-499, 100 Stat. 1613, the Emergency Planning and Community Right to Know Act (“EPCRA”), 42 U.S.C. Section 11001 et seq., the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. Section 6901 et seq., the Occupational Safety and Health Act as amended (“OSHA”), 29 U.S.C. Section 655 and Section 657, and other such laws relating to the storage, transportation, treatment and disposal of Hazardous Materials into the air, surface water, ground water, land surface, subsurface strata or any building or structure and, together, in each case, with any amendment thereto, and the regulations adopted pursuant thereto.

“Equity Interest” shall mean shares of the capital stock, partnership interests, membership interest in a limited liability company, beneficial interests in a trust or other equity interests in any Person or any warrants, options or other rights to acquire such interests.

“Equity Issuance” shall mean: (i) any sale or issuance by any Credit Party to any Person other than the Lender of any Equity Interests, and (ii) the receipt by any Credit Party of any cash capital contributions, whether or not paid in connection with any issuance of Equity Interests of any Credit Party, from any Person other than the Lender.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as heretofore and hereafter amended, as codified at 29 U.S.C. Section 1001 et seq., and the regulations promulgated thereunder.

“ERISA Affiliate” shall mean each Person (as defined in Section 3(9) of ERISA) which is treated as a single employer with any Credit Party under Section 414(b), (c), (m) or (o) of the Code.

“Events of Default” shall have the meaning given such term in Article 7 hereof.

“Excess Cash Flow” shall mean, with respect to Borrower and its Consolidated Subsidiaries for any period, an amount equal to the greater of zero or the sum of:

(a) the amount of “Cash Flow from Operating Activities”, as shown in Borrower’s Consolidated Statement of Cash Flows reported in its filing on form 10-K for such period, minus;

(b) all cash outflows shown in the “Cash Flow from Investing Activities” section of Borrower’s Consolidated Statement of Cash Flows reported in its filing on form 10-K for such period to the extent such payments were made in compliance with this Agreement, minus;

(c) any principal payments made on capital lease obligations, as shown in the “Cash Flow from Financing Activities” section of Borrower’s Consolidated Statement of Cash Flows reported in its filing on form 10-K for such period to the extent such payments were made in compliance with this Agreement, minus;

(d) any net reduction to the balance of the Revolving Credit Agreement during such period, minus;

(e) any voluntary repayment of the Term A Loan or the Term B Loan, minus;

(f) the aggregate amount of cash transferred during such period to the NICC Reserve Account, minus;

(g) any cash dividend on the Series A Preferred Stock during such period, minus;

(h) any cash payments made pursuant to the Tax Sharing Agreement.

Provided, however that for the purposes of the calculation set forth in Section 2.8(a)(ii) hereof all references herein to the Borrower’s Consolidated Statement of Cash Flows reported filing on form 10-K for such period shall include the equivalent section of the Borrower’s filing on form 10-Q for such period as required in connection with such calculation.

“Executive Officer” shall mean, with respect to any Person, its chief executive officer, chief operating officer, chief financial officer or executive or senior vice president.

“Fundamental Documents” shall mean this Credit Agreement, the Notes, the Security Agreement, the Pledge Agreement, the Copyright Security Agreement, the Trademark Security Agreement, the UCC Financing Statements, the Subsidiary Guaranty, the Intercreditor Agreement and any other ancillary agreement which is required to be or otherwise executed by such Credit Party and delivered to the Lender in connection with this Agreement or any other Fundamental Document.

“GAAP” shall mean generally accepted accounting principles in the United States of America consistently applied as in effect on the date hereof; provided, however, that if either the Lender or the Borrower proposes that GAAP be modified as a result of any changes allowed by or in response to FASB releases or other authoritative pronouncements issued after the date hereof, the Lender or the Borrower (as applicable) agree not to unreasonably withhold or delay their consent to any such proposal so long as such proposed modification would not affect the calculation of any of the financial covenants contained herein.

“Governmental Authority” shall mean any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or any court, in each case whether of the United States or foreign or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guaranty” shall mean, as to any Person, any direct or indirect obligation of such Person guaranteeing or intended to guarantee any Indebtedness, Capital Lease, dividend or other monetary obligation (“primary obligation”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (c) to purchase property, securities or services, in each case, primarily for the purpose of assuring the owner of any such primary obligation.  The amount of any Guaranty shall be deemed to be an amount equal to (x) the stated or determinable amount of the primary obligation in respect of which such Guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) or (y) the stated maximum liability under such Guaranty, whichever is less.

“Hallmark Guaranty” shall (1) mean the obligation of Hallmark Cards to guarantee the Revolving Credit Agreement pursuant to the Stockholders Agreement (as such term is defined in the Master Recapitalization Agreement), and (2) any Guaranty of the Revolving Credit Agreement by Hallmark Cards or its Affiliates.

“Hazardous Materials” shall mean any flammable materials, explosives, radioactive materials, hazardous materials, hazardous wastes, hazardous or toxic substances, or similar materials defined as such in any Environmental Law.

“HCC Debt” shall have the meaning set forth in the Master Recapitalization Agreement.

“Indebtedness” shall mean (without double counting), at any time and with respect to any Person, (i) indebtedness of such Person for borrowed money (whether by loan or the issuance and sale of debt securities) or for the deferred purchase price of property or services purchased (other than amounts constituting trade payables (payable within 90 days) arising in the ordinary course of business); (ii) obligations of such Person in respect of letters of credit, acceptance facilities, or drafts or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (iii) obligations of such Person under Capital Leases; (iv) deferred payment obligations of such Person resulting from the adjudication or settlement of any litigation; (v) obligations of such Person under synthetic leases or financing leases (but not operating leases); and (vi) indebtedness of others of the type described in clauses (i), (ii), (iii), (iv) and (v) hereof which such Person has (a) directly or indirectly assumed or guaranteed in connection with a Guaranty or (b) secured by a Lien on the assets of such Person, whether or not such Person has assumed such indebtedness (provided, that if such Person has not assumed such indebtedness of another Person then the amount of indebtedness of such Person pursuant to this clause (vi) for purposes of this Credit Agreement shall be equal to the lesser of the amount of the indebtedness of the other Person and the fair market value of the assets of such Person which secure such other indebtedness).

“Interest Expense” shall mean, for any period in respect of the Borrower and its Consolidated Subsidiaries, the sum of (a) the interest expense (including the interest component in respect of Capital Lease obligations), plus (b) all commitment fees, letter of credit fees, issuing bank fees, or similar fees paid by such Persons during such period in respect of any Indebtedness, plus (c) the net amounts paid by such Persons during such period in connection with any Interest Rate Protection Agreement, Currency Agreement or other hedging arrangement, plus (d) any dividends or similar amounts paid by such Persons during such period in respect of any preferred stock.

“Interest Payment Date” shall mean each March 31, June 30, September 30 and December 31 of each year commencing on the first of such dates following the Closing Date; provided that if the Closing Date occurs on the last day of a quarter, the initial Interest Payment Date shall commence on the Interest Payment Date following the first full quarter after the Closing Date.

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, synthetic cap, collar or floor or other financial agreement or arrangement designed to protect a Credit Party against fluctuations in interest rates.

“Intercreditor Agreement” shall mean the Intercreditor Agreement, dated on or about the date of this Agreement among the Borrower, the Lender and the lender under the Borrower’s revolving credit facility.

“Investment” shall mean any stock, evidence of indebtedness or other security of any Person, any loan, advance, contribution of capital, extension of credit or commitment therefor (including, without limitation, the Guaranty of loans made to others, but excluding current trade and customer accounts receivable arising in the ordinary course of business and payable in accordance with customary trading terms in the ordinary course of business), any purchase of (i) any security of another Person or (ii) any business or undertaking of any Person or any commitment to make any such purchase, or any other investment; provided, however, that any acquisition of, or licensing agreements or arrangements with respect to, Product or rights to Product shall not be deemed an Investment for purposes of this Agreement.

“JPM Credit Agreement” means the Credit Agreement, dated August 31, 2001 among the Borrower, the subsidiaries named therein as guarantors, and the lenders and agents named therein, as the same may be amended, modified or supplemented from time to time.

“Laboratory” shall mean any laboratory acceptable to the Lender which is located in the United States and is a party to a Pledgeholder Agreement or a Laboratory Access Letter.

“Laboratory Access Letter” shall mean a letter agreement among: (i) a Laboratory holding any elements of any Product to which any Credit Party has the right of access, (ii) such Credit Party and (iii) the Lender, in form and substance acceptable to the Lender.

“Lender” shall have the meaning given to it in the Introductory Statements.

“License Agreements” shall mean any and all agreements entered into by any Credit Party pursuant to which such Credit Party acquires license rights in any item of Product.

“Lien” shall mean any mortgage, pledge, security interest, copyright mortgage, lien, charge or encumbrance of any kind whatsoever (including any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction).

“Loans” shall mean the Term A Loan and the Term B Loan.

“Master Recapitalization Agreement” shall mean the agreement entered into between the Borrower and the Lender, dated February 26, 2010.

“Material Adverse Effect” shall mean any change or effect that (a) has a materially adverse effect on the business, assets, properties, operations, or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, (b) materially impairs the ability of any Credit Party to perform its respective obligations under the Fundamental Documents to which it is a party, or (c) materially impairs the validity or enforceability of, or materially impairs the security interests, rights, remedies or benefits available to the Lender under any of the Fundamental Documents.  As the term Material Adverse effect is used in Section 4 hereof, solely with regard to subsection (a) of the definition, no effect, change, event, occurrence, development, condition or state of facts arising or resulting from any of the following, either alone or in combination, shall constitute or be taken into account in determining whether there has been a Material Adverse Effect: (i) changes in general economic conditions or changes affecting the industry generally in which the Borrower and its Subsidiaries operate, except to the extent such changes have a disproportionate effect on the Borrower and its Subsidiaries, (ii) the announcement or performance of the Transactions, (iii) acts of war or terrorism or natural disasters, except to the extent such acts of war, terrorism or natural disasters have a disproportionate effect on the Borrower and its Subsidiaries (iv) the fact, in and of itself (and not the underlying causes thereof) that any Credit Party failed to meet any projections, forecasts, or revenue or earnings predictions for any period, or (v) any change, in and of itself (and not the underlying causes thereof) in the stock price of the common stock of the Borrower.

“Maturity Date” shall mean December 31, 2013.

“Measurement Period” shall mean, as at any date of determination, the four (4) consecutive fiscal quarters of the Borrower ending on such day, or, if fewer than four consecutive fiscal quarters of the Borrower have been completed since the Closing Date, the fiscal quarters of the Borrower that have been completed since the Closing Date, provided that: (i) for purposes of determining an amount of any item/the amount of Cash Interest Expense included in the calculation of the Cash Interest Coverage Ratio for the first full fiscal quarter ended after the Closing Date, such amount for the Measurement Period then ended shall equal such item for such fiscal quarter multiplied by four; (ii) for purposes of determining an amount of any item/the amount of Cash Interest Expense included in the calculation of the Cash Interest Coverage Ratio for the second fiscal quarter ended after the Closing Date, such amount for the Measurement Period then ended shall equal such item for the two fiscal quarters then ended multiplied by two; and (iii) for purposes of determining an amount of any item/the amount of Cash Interest Expense included in the calculation of the Cash Interest Coverage Ratio for the third fiscal quarter ended after the Closing Date, such amount for the Measurement Period then ended shall equal such item for the three fiscal quarters then ended multiplied by 4/3.

“Multiemployer Plan” shall mean a plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any Credit Party or ERISA Affiliate is making or accruing an obligation to make contributions or has within any of the five preceding plan years made or accrued an obligation to make contributions.

“Net Cash Proceeds” shall mean: (a) with respect to any Equity Issuance or Debt Issuance by any Credit Party, cash payments received in exchange for the issuance of any debt or equity security by any Credit Party net of commissions and other reasonable fees and expenses incurred, any taxes payable and reasonably estimated income taxes payable with respect to the fiscal year during which such issuance occurs, as a consequence of any repatriation of such cash payments, (b) with respect to the Disposition of any asset by any Credit Party, any cash payments (including any cash received by way of a deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received from such Disposition, net of any bona fide direct costs (including professional fees and costs) incurred in connection with such Disposition, including (i) income taxes reasonably estimated to be actually payable by any direct or indirect equity owner of Borrower within two years of the date of such Disposition as a result of any gain recognized in connection with such Disposition and (ii) the payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is (A) secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Disposition and (B) actually paid within thirty (30) days of receipt of such cash payment to a Person that is not an Affiliate of any Credit Party; provided, however, that Net Cash Proceeds shall not include (x) any cash payments received from any Disposition by a foreign Subsidiary unless and until such proceeds may be repatriated (by reason of a repayment of an intercompany note or otherwise) to the United States without resulting in a material tax liability to Borrower or to any direct or indirect equity owner of Borrower, or (y) amounts provided as a reserve against any liabilities under any indemnification obligation, or any anticipated indemnity obligation or purchase price adjustment associated with a Disposition; provided that such amounts so reserved shall become Net Cash Proceeds if, when and to the extent, any such reserve is reversed or released, and (c) with respect to any Casualty or Condemnation, any cash payments or proceeds received by any Credit Party (i) under any business interruption or property insurance policy in respect of a covered loss thereunder, or (ii) as a result of the taking of any assets of any Credit Party or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, in each case net of any actual and reasonable documented costs incurred by any Credit Party or any of its Subsidiaries in connection with the adjustment or settlement of any claims of any Credit Party or such Subsidiary in respect thereof.

“NICC Preferred Interest” shall mean the $25,000,000 preferred interest in Crown Media United States, LLC described in Section 5 of the Crown Media United States, LLC limited liability company agreement.

“NICC Reserve Account” shall mean, a segregated bank account with a balance not in excess of $25,000,000, in the name of the Borrower which shall be used by the Borrower for the sole purpose of paying the NICC Preferred Interest.

“Note” or “Notes” shall mean the Term Note(s).

“Obligations” shall mean the obligation of the Borrower to make due and punctual payment of principal of and interest (including, for the avoidance of doubt, any payment in kind interest) on the Loans, any fees, costs and attorneys’ fees and all other monetary obligations of the Borrower to the Lender, under this Agreement, the Notes, or any other Fundamental Document.

“Original Obligations” shall have the meaning set forth in the recitals hereto.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Perfection Certificate” has the meaning given to it in the Security Agreement.

“Permitted Encumbrances” shall mean Liens permitted under Section 6.2 hereof.

“Person” shall mean any natural person, corporation, division of a corporation, partnership, trust, joint venture, association, company, estate, unincorporated organization or Governmental Authority.

“Physical Materials” shall mean all tangible personal property relating to such item of Product, including, without limitation, all exposed film, developed film, positives, negatives, prints, positive prints, answer prints, special effects, preparing materials (including interpositives, duplicate negatives, internegatives, color reversals, intermediates, lavenders, fine grain master prints and matrices, and all other forms of pre-print elements), sound tracks, cutouts, trims and any and all other physical properties of every kind and nature relating to such item of Product whether in completed form or in some state of completion, and all masters, duplicates, drafts, versions, variations and copies of each thereof, in all formats whether on film, videotape, disk or other optical or electronic media or otherwise and all music sheets and promotional materials relating to such item of Product.

“PIK Election” means an election by Borrower by written notice to the Lender at least ten (10) Business Days prior to the beginning of a calendar quarter to pay interest on the Term A Loan and/or the Term B Loan for that calendar quarter, on any Interest Payment Date entirely in kind, other than elections to pay interest in kind pursuant to Section 2.5(b)(i); provided, that (a) the Borrower may only make such written election in respect of three (3) interest payments; and (b) the parties understand that PIK Elections with respect to the Term A Loan and the Term B Loan in a single calendar quarter shall constitute two (2) of the three (3) PIK Elections.

“Plan” shall mean an employee benefit plan within the meaning of Section 3(3) of ERISA (other than a Multiemployer Plan) which is maintained, sponsored or contributed to by any Credit Party or any ERISA Affiliates, or with respect to which any Credit Party could otherwise have any liability.

“Platform Agreements” shall mean any and all agreements entered into by a Credit Party with a television distributor pursuant to which the television distributor agrees to deliver channels owned by a Credit Party to subscribers in exchange for a fee.

“Pledge Agreement” shall mean the Pledge Agreement, substantially in the form attached as Exhibit B hereto with such changes as are acceptable to the Lender, dated as of the date hereof, among the Lender, the Borrower and the Subsidiary Guarantors, as the same may be amended, modified or supplemented from time to time.

“Pledgeholder Agreement” shall mean a Laboratory Pledgeholder Agreement among a Credit Party, the  Lender and one or more Laboratories located within the continental United States, in form and substance acceptable to the Lender.

“Product” shall mean any movie-of-the-week, episode of a television series, mini-series, motion picture, film, videotape or other program produced for television release or for release in any other medium, shown on network, free, cable, pay and/or other television medium (including without limitation first run syndication) in each case whether recorded on film, videotape, cassette, cartridge, disc or on or by any other means, method, process or device whether now known or hereafter developed.  The term “Product” shall include, without limitation, the scenario, screenplay or script upon which such item of Product is based, all of the properties thereof, tangible and intangible, and whether now in existence or hereafter to be made or produced, whether or not in possession of any of the Credit Parties, and all rights therein and thereto, of every kind and character.

“Regulation T”, “Regulation U” and “Regulation X” shall mean such regulation of the Board.

“Reportable Event” shall mean any reportable event as described in Section 4043(c) of ERISA, other than a reportable event as to which provision for 30-day notice to the PBGC would be waived under applicable regulations had the regulations in effect on the Closing Date been in effect on the date of occurrence of such reportable event.

“Restricted Payment” shall mean (i) any distribution, dividend or other direct or indirect payment on account of any Equity Interest in a Credit Party or an Affiliate, in each case whether now or hereafter outstanding and (ii) any redemption or other acquisition or re-acquisition by a Credit Party of any Equity Interest in a Credit Party or an Affiliate, in each case whether now or hereafter outstanding.

“Revolving Credit Agreement” has the meaning given to it in Section 6.1(vi).

“S.E.C.” shall mean the Securities and Exchange Commission or any successor thereto.

“Security Agreement” shall mean the Security Agreement, substantially in the form attached as Exhibit A hereto with such changes as are acceptable to the Lender, dated as of the date hereof, among the Lender, the Borrower and the Subsidiary Guarantors, as the same may be amended, modified or supplemented from time to time.

“Series A Preferred Stock” shall mean the Company’s Series A Convertible Preferred Stock, par value $.01 per share, the terms of which shall be as set forth in the Certificate of Designation (as such term is defined in the Master Recapitalization Agreement).

“Solvent” shall mean, with respect to any Person on any date of determination, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (iv) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital and (v) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Stockholders Agreement” shall mean the Stockholders Agreement, dated as of [________] [__], 2010, by and among Lender, Hallmark Cards, Incorporated, a Missouri corporation and Borrower.

“Subsidiary” shall mean with respect to any Person, any corporation, association, joint venture, partnership, limited liability company or other business entity (whether now existing or hereafter organized) of which at least a majority of the voting stock or other ownership interests having ordinary voting power for the election of directors (or the equivalent) is, at the time as of which any determination is being made, owned or controlled by such Person or one or more subsidiaries of such Person or by such Person and one or more subsidiaries of such Person.

“Subscriber” shall mean any Person or location that receives a channel owned or operated by a Credit Party either directly from a pay television distributor party to a Platform Agreement or from cable operators to whom such pay television distributors sublicense the right to distribute such channel.

“Subsidiary Guaranty” shall mean the guaranty granted by the Subsidiary Guarantors, in form and substance reasonably satisfactory to the Lender, in favor of the Lender, together with each other guaranty or guaranty supplement.

“Subsidiary Guarantor” means each Subsidiary of Borrower on the Closing Date (other than a foreign Subsidiary) and each Subsidiary of Borrower that becomes a party to the Subsidiary Guaranty after the Closing Date, by execution of an agreement in form and substance acceptable to the Lender and Subsidiary Guarantors shall mean any two or more of them.

“Tax Sharing Agreement” shall mean the existing Federal Income Tax Sharing Agreement between the Lender and the Borrower, dated as of March 11, 2003, as the same may be amended or supplemented from time to time.

“Term A Loan” shall mean the term A loan in the principal amount of $200,000,000 deemed to have been made by the Lender to the Borrower pursuant to this Agreement.

“Term A Loan Cash Interest Expense” shall mean, at any date, with respect to the Borrower and its Consolidated Subsidiaries, Interest Expense that has been paid or is payable in cash with respect to the Term A Loan for the most recently ended Measurement Period.

“Term B Loan” shall mean the term B loan in the principal amount of $115,000,000 deemed to have been made by the Lender to the Borrower pursuant to this Agreement.

“Term B Loan Cash Interest Expense” shall mean, at any date, with respect to the Borrower and its Consolidated Subsidiaries, Interest Expense that has been paid or is payable in cash with respect to the Term B Loan for the most recently ended Measurement Period.

“Term Loans” shall mean, collectively, the term loans deemed to have been made hereunder in accordance with the provisions of Article 2.

“Term Notes” shall have the meaning given such term in Section 2.4.

“Trademark Security Agreement” shall mean the Trademark Security Agreement dated on or about the date of this Agreement, among the Borrower, the Subsidiary Guarantors and the Lender, as the same may be amended or supplemented from time to time by delivery of a  trademark security agreement supplement or otherwise.

“Transactions” means the transactions contemplated by this Agreement and the Master Recapitalization Agreement and the exhibits thereto.

“Transaction Costs” shall mean the fees, costs and expenses payable by the Borrower on or before the sixtieth (60th) day following the Closing Date in connection with the Transactions.

“UCC” shall mean the Uniform Commercial Code as in effect in the State of New York on the date of execution of this Agreement.

2.	THE LOANS

Section 2.1 The Term A Loan.  Subject to the terms and conditions set forth herein, the Lender agrees on the Closing Date that the Lender holds the HCC Debt, and $200,000,000 of the HCC Debt shall be deemed to be, and is hereby converted and exchanged into, on a dollar for dollar basis, the outstanding Term A Loan hereunder, without constituting a novation.  Any principal amount of the Term A Loan which is repaid or prepaid may not be reborrowed.

Section 2.2 The Term B Loan.  Subject to the terms and conditions set forth herein, the Lender agrees on the Closing Date that the Lender holds the HCC Debt, and that $115,000,000 of the HCC Debt shall be deemed to be, and is hereby exchanged and converted into, on a dollar for dollar basis, the outstanding Term B Loan hereunder, without constituting a novation.  Any principal amount of the Term B Loan which is repaid or prepaid may not be reborrowed.

Section 2.3 Deemed Making of the Loans.  The Borrower shall give the Lender prior telephonic notice (immediately confirmed in writing, in form and substance reasonably satisfactory to the Lender (a “Notice of Deemed Borrowing”)), not later than 1:00 p.m. (New York City time) on the date which is one (1) Business Day prior to the Closing Date.  Such Notice of Deemed Borrowing shall be irrevocable and shall specify: (a) the principal amount of the proposed Loan, and (b) the proposed borrowing date, which must be a Business Day, and must be the Closing Date.  The Lender may act without liability upon the basis of written, telecopied or telephonic notice believed by the Lender in good faith to be from the Borrower (or from any Authorized Officer).  The Borrower hereby waives the right to dispute the Lender’s record of the terms of any such telephonic Notice of Deemed Borrowing.

Section 2.4 Notes; Repayment.  (a)The Term Loans deemed to be made by the Lender hereunder shall be evidenced by a promissory note in form and substance reasonably satisfactory to the Lender (a “Term Note” and collectively the “Term Notes”) in the face amount of the Lender’s Term Loan, payable to the order of the Lender, duly executed on behalf of the Borrower and dated the date hereof.  The principal amount of the Term Loans, together with any accrued but unpaid interest shall be payable in full on the Maturity Date subject to acceleration as provided in Article 7 hereof.

(b) The Term Loans shall bear interest on the outstanding principal balance thereof as set forth in Section 2.5 hereof.  The Lender is hereby authorized by the Borrower, but not obligated, to enter the amount of each Loan and the amount of each payment or prepayment of principal or interest thereon in the appropriate spaces on the reverse of or on an attachment to the Notes; provided, however, that the failure of the Lender to set forth such Loans, principal payments or other information shall not in any manner affect the obligations of the Borrower to repay such Loans.

Section 2.5 Interest on Loans.  Subject to the provisions of Section 2.6, the Term Loans shall bear interest as follows:

(a) In the case of the Term A Loan, interest shall be payable by the Borrower  on the outstanding principal amount of the Term A Loan, at a rate per annum (computed on the basis of a 365-day or 366-day year, as the case may be) equal to: (x) commencing on the Closing Date through the calendar quarter ending on December 31, 2011, nine and one half percent (9.5%) per annum, and (y) thereafter, at a rate per annum equal to twelve percent (12%) per annum.  Interest shall be payable on the Term A Loan, on and to each Interest Payment Date, upon any prepayment of the Term A Loan and on the Maturity Date and subject to subparagraph (c) of this Section 2.5, is payable entirely in cash.  Interest shall be payable by the Borrower from and including the first Business Day of the calendar quarter to (but not including) the last Business Day of each calendar quarter at the interest rate as determined in this subparagraph.

(b) In the case of the Term B Loan, interest shall be payable by the Borrower on the outstanding principal amount of the Term B Loan, at a rate per annum (computed on the basis of a 365-day or 366-day year, as the case may be) equal to: (x) commencing on the Closing Date through the calendar quarter ending on December 31, 2011, eleven and one half percent (11.5%) per annum, and (y) thereafter, at a rate per annum equal to fourteen percent (14%) per annum.  Interest shall be payable on the Term B Loan, on and to each Interest Payment Date, upon any prepayment of the Term B Loan and on the Maturity Date and subject to subparagraph (i) of this Section 2.5(b) and subparagraph (c), is payable entirely in cash.  Interest shall be payable by the Borrower from and including the first Business Day of the calendar quarter to (but not including) the last Business Day of each calendar quarter at the interest rate as determined in this subparagraph.

(i) The Borrower may, prior to January 1, 2011, pay interest on the outstanding principal amount of the Term B Loan, entirely in kind.  If interest on the Term B Loan is paid entirely in kind then the amount of interest that the Borrower elects to pay in kind shall be paid by adding such amount to the outstanding principal balance of the Term B Loan.  From and after January 1, 2011, interest on the Term B Loan shall be payable entirely in cash, with the first payment of interest in cash on the Term B Loan due March 31, 2011.

(c) The Borrower may make three (3) PIK Elections, provided that no Default or Event of Default has occurred and is continuing at the time such election is made or would result from the PIK Election being made.  If the Borrower does not timely make the PIK Election prior to any calendar quarter, interest on the Loans shall be payable entirely in cash during such quarter.  If the Borrower timely makes the PIK Election prior to any calendar quarter, the amount of interest that the Borrower elects to pay in kind shall be paid by adding such amount to the outstanding principal balance of the Term A Loan or the Term B Loan (as the case may be).

(d) Notwithstanding, anything to the contrary in this Agreement, (i) if an Interest Payment Date would otherwise occur on a day that is not a Business Day, such Interest Payment Date shall occur on the next succeeding Business Day; provided that, if any Interest Payment Date would otherwise fall on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Payment Date shall occur on the next preceding Business Day, and (ii) in no event shall the rate of interest payable by the Borrower with respect to any Term A Loan or Term B Loan exceed the maximum amount of interest permitted to be charged under Applicable Law.

Section 2.6 Default Interest.  (a) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at an interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(b) If any amount (other than principal of any Loan) payable by the Borrower under any Fundamental Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Lender such amount shall thereafter bear interest at an interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(c) While any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations at an interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(d) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

Section 2.7 Prepayment of Loans. Voluntary.  (a)Subject to the terms of paragraph (b) of this Section 2.7, the Borrower shall have the right at its option at any time and from time to time to prepay the Loans at par, in whole or in part, upon at least one (1) Business Day’s written, facsimile or telephonic (promptly confirmed in writing) notice, in the principal amount of $100,000 or such greater amount which is an integral multiple of $100,000.  Each notice of prepayment shall specify the prepayment date, the Loans to be prepaid and the principal amount thereof, shall be irrevocable and shall commit the Borrower to prepay such Loans in the amount and on the date stated therein.  Such notice shall also specify the expected principal amount of Loans to be outstanding after giving effect to such prepayment.

(b) All voluntary prepayments under this Section 2.7 shall be applied as set forth in Section 2.9.

(c) All prepayments shall be accompanied by accrued but unpaid interest on the principal amount being prepaid to the date of prepayment.

Section 2.8 Prepayment of Loans. Mandatory.  (a)Excess Cash Flow.  Within five (5) Business Days after financial statements are required to have been delivered pursuant to Section 5.1(a) and the related Compliance Certificate has been delivered pursuant to Section 5.1(c), the Borrower shall prepay an aggregate principal amount of Loans equal to seventy-five percent (75%) of Excess Cash Flow for (i) the fiscal year covered by such financial statements, or (ii) in the case of fiscal year ending December 31, 2010, the portion of such fiscal year after the end of the first calendar quarter following the Closing Date, (such prepayments to be applied as set forth in Section 2.9 below).

(b) Dispositions.  If the Borrower or any of its Subsidiaries Disposes of any asset which results in the realization by such Person of Net Cash Proceeds, the Borrower shall prepay an aggregate principal amount of Loans equal to one hundred percent (100%) of such Net Cash Proceeds within three Business Days of receipt of such Net Cash Proceeds (such prepayments to be applied as set forth in Section 2.9 below); provided, however, that such Person may reinvest such Net Cash Proceeds in productive assets of a kind then used or usable in the business of the Borrower or any of its Subsidiaries within one hundred and eighty (180) days from the date of such Disposition.

(c) Equity Issuances.  Within three (3) Business Days of an Equity Issuance, the Borrower shall prepay an aggregate principal amount of Loans equal to one hundred percent (100%) of all Net Cash Proceeds received therefrom upon receipt thereof by the Borrower or such Subsidiary (such prepayments to be applied as set forth in Section 2.9 below).

(d) Debt Issuances.  Within three (3) Business Days of any Debt Issuance (other than Indebtedness expressly permitted to be incurred pursuant to Section 6.1, the Borrower shall prepay an aggregate principal amount of Loans equal to one hundred percent (100%) of all Net Cash Proceeds received therefrom upon receipt thereof by the Borrower or a Subsidiary (such prepayments to be applied as set forth in Section 2.9 below).

(e) Casualty/Condemnation.  Upon the sale of any assets in advance of a condemnation proceeding, or following the occurrence of any Casualty or Condemnation for which the Borrower or any of its Subsidiaries has received any proceeds which are not otherwise included in this Section 2.8, then after such proceeds have been used to replace such sold, lost, damaged, destroyed or condemned assets, the Borrower shall prepay an aggregate principal amount of Loans equal to one hundred percent (100%) of all remaining Net Cash Proceeds received therefrom immediately upon receipt thereof by the Borrower or such Subsidiary (such prepayments to be applied as set forth in Section 2.9 below).

(f) Change in Control.  Upon a Change in Control arising from (i) a Premium Transaction (as defined in the Stockholders Agreement) or (ii) a transaction approved by a committee of Borrower's Board of Directors comprised solely of independent, disinterested members of the Borrower’s Board of Directors, the principal of and the interest on the Loans and the Notes and all other amounts related thereto payable hereunder or thereunder shall become and be forthwith due and payable, without presentment, demand, protest, or other notice of any kind, all of which are hereby expressly waived, anything in this Agreement or in the Notes to the contrary notwithstanding.

Section 2.9 Application of Mandatory and Voluntary Prepayments.  Each prepayment of Loans pursuant to Sections 2.7 and 2.8 shall be applied, first, to the payment of Obligations due pursuant to Section 9.3 and 9.4 of this Agreement,  second, to the prepayment of payment in kind interest under the Term A Loan if the PIK Election has been made by the Borrower, third, to the prepayment of the principal amount outstanding under the Term A Loan, fourth, to the prepayment of payment-in-kind interest under the Term B Loan and fifth, to the prepayment of the principal amount outstanding under the Term B Loan.

Section 2.10 Manner of Payments.  All payments by the Borrower hereunder and under the Notes shall be made without offset or counterclaim in Dollars in Federal or other immediately available funds at the office of the Lender, Attention:  Chief Financial Officer, by no later than 1:00 p.m., New York City time, on the date on which such payment shall be due.  Any payment received at such office after such time shall be deemed received on the following Business Day.  Interest in respect of any Loan hereunder shall accrue from and including the date of such Loan to but excluding the date on which such Loan is paid.

Section 2.11 United States Withholding.  (a)Prior to the Closing Date hereunder and prior to the effective date set forth in an assignment agreement with respect to any Lender becoming the Lender after the date hereof, and from time to time thereafter if requested by the Borrower or required because, as a result of a change in law or a change in circumstances or otherwise, a previously delivered form or statement becomes incomplete or incorrect in any material respect, a Lender organized under the laws of a jurisdiction outside the United States shall provide, if applicable, the Borrower with complete, accurate and duly executed forms or other statements prescribed by the internal revenue service of the United States certifying such Lender’s exemption from, or entitlement to a reduced rate of, United States withholding taxes (including backup withholding taxes) with respect to all payments to be made to such Lender hereunder and under any other Fundamental Document.

(b) Any and all payments by or on account of any obligation of the Borrower hereunder or under any Fundamental Document shall be made free and clear of and without deduction for any taxes other than income or franchise taxes imposed on (or measured by) the Lender’s net income by the United States, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or in which its applicable lending office is located (such taxes, “Excluded Taxes”); provided that, if the Borrower shall be required to deduct any taxes other than Excluded Taxes from such payments, then the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.11(a)) the Lender receives an amount equal to the sum it would have received had no such deduction been made.  In the event the Borrower or the Lender shall so deduct or withhold taxes from amounts payable hereunder, it (i) shall pay to or deposit with the appropriate taxing authority in a timely manner the full amount of taxes it has deducted or withheld, (ii) shall provide evidence of payment of such taxes to, or the deposit thereof with, the appropriate taxing authority and a statement setting forth the amount of taxes deducted or withheld, the applicable rate, and any other information or documentation reasonably requested by the Lender from whom the taxes were deducted or withheld, and (iii) shall forward to the Lender any receipt of the deducted or withheld taxes as may be issued from time to time by the appropriate taxing authority.

(c) In addition, the Borrower (and, if applicable, the relevant Credit Party) shall indemnify the Lender for any additional withholding taxes paid by such Lender or any liability (including penalties and interest) arising therefrom or with respect thereto, whether or not such additional withholding taxes were correctly or legally asserted.

(d) Each assignee of a Lender’s interest in this Credit Agreement in conformity with Section 9.18 shall be bound by this Section 2.11, so that such assignee will have all of the obligations and provide all of the forms and statements and all indemnities, representations and warranties required to be given under this Section 2.11.

Section 2.12 Debt Exchange Transaction.  On the Closing Date, the following transactions shall occur: (a) $315,000,000 of the Original Obligations shall be exchanged for the Term A Loan and the Term B Loan, on the terms set forth in this Agreement; (b) $185,000,000 of the Original Obligations shall be exchanged in consideration for the receipt by the Lender of $185,000,000 of Series A Preferred Stock, on the terms set forth in the Master Recapitalization Agreement; and (c) the balance of the Original Obligations shall be exchanged in consideration for receipt by the Lender of common stock of the Borrower at the Conversion Price, on the terms set forth in the Master Recapitalization Agreement.  The Lender hereby consents to the foregoing transactions.  As a result of the Transactions, all of the HCC Debt, except to the extent converted and continued as the Term A Loan and Term B Loan, shall be extinguished and discharged.

Section 2.13 Change in Circumstances.  (a)In the event that after the Closing Date hereof any change in Applicable Law or in the interpretation or administration thereof (including, without limitation, any request, guideline or policy not having the force of law) by any Governmental Authority charged with the administration or interpretation thereof or, with respect to clause (ii) below, any change in conditions shall occur which shall:

(i) subject the Lender to, or increase the net amount of, any tax, levy, impost, duty, charge, fee, deduction or withholding with respect to any Loan; or

(ii) change the basis of taxation of any payment to the Lender of principal or any interest on any Loan or other fees and amounts payable hereunder,

and the result of any of the foregoing shall be to increase the actual cost to such Lender of making or maintaining any Loan hereunder or to reduce the amount of any payment (whether of principal, interest or otherwise) received or receivable by the Lender, or to require such Lender to make any payment in connection with any Loan, in each case by or in an amount which such Lender in its sole judgment shall deem material, then and in each case the Borrower shall pay to the Lender such amounts as shall be necessary to compensate such Lender for such cost, reduction or payment.

(b) The Lender shall deliver to the Borrower from time to time, one or more certificates setting forth the amounts due to the Lender under paragraph (a) above, the changes as a result of which such amounts are due and the manner of computing such amounts.  Each such certificate shall be conclusive in the absence of manifest error.  The Borrower shall pay to the Lender amounts shown as due on any such certificate within ten (10) Business Days after its receipt of the same.  No failure on the part of the Lender to demand compensation under paragraph (a) above on any one occasion shall constitute a waiver of its rights to demand compensation on any other occasion.

3.	REPRESENTATIONS AND WARRANTIES

In order to induce the Lender to enter into this Credit Agreement and to make the Loans provided for herein, the Credit Parties, jointly and severally, make the following representations and warranties to, and agreements with the Lender:

Section 3.1 Corporate Existence and Power.  (a)Each Credit Party is a corporation, limited liability company or partnership, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is in good standing or has applied for authority to operate as a foreign entity in all jurisdictions where the nature of its properties or business so requires it and where a failure to be in good standing as a foreign entity would have a Material Adverse Effect on the business, assets or condition, financial or otherwise, of such Credit Party.  As of the Closing Date, the Borrower is engaged in a U.S. trade or business.

(b) Each Credit Party has the power and authority (i) to own its respective properties and carry on its respective businesses as now being conducted, (ii) to execute, deliver and perform its obligations (as applicable) under this Credit Agreement and the other Fundamental Documents and any other documents contemplated hereby, (iii) in the case of the Borrower, to borrow hereunder, (iv) to grant to the Lender a security interest in the Collateral, as contemplated by the Security Agreement and the other Fundamental Documents to which it is or will be a party, and (v) in the case of the Subsidiary Guarantors, to guarantee the Obligations as contemplated by the Subsidiary Guaranty.

(c) A list of all of the Credit Parties setting forth their jurisdictions of organization and the jurisdictions in which they are in good standing as of the date hereof as provided in Section 3.1(a) hereof is attached hereto as Schedule 3.1.

Section 3.2 Authority and No Violation.  (a)The execution, delivery and performance of this Credit Agreement and the other Fundamental Documents by each Credit Party and the grant to the Lender of a security interest in the Collateral as contemplated in the other Fundamental Documents, and in the case of the Borrower, the Borrowings hereunder and the execution, delivery and performance of the Notes by the Borrower and, in the case of each  Subsidiary Guarantor, the guaranty of the Obligations as contemplated by the Subsidiary Guaranty, (a) have been duly authorized by all necessary corporate or company (as applicable) action on the part of each Credit Party, (b) will not violate any provision of any Applicable Law, or any order of any court or other agency of the United States or any State thereof, applicable to any Credit Party or any of its respective properties or assets, (c) will not violate any provision of the certificate of incorporation or by-laws, limited liability company agreement or other organizational document of any Credit Party, or any indenture, any agreement for borrowed money, any bond, note or other similar instrument in any material respect or any other material agreement to which any Credit Party is a party or by which any Credit Party or any of its properties or assets are bound, (d) will not be in conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement, bond, note, instrument or other material agreement and (e) will not result in the creation or imposition of any Lien of any nature whatsoever upon any property or assets of any Credit Party other than pursuant to a Fundamental Document.

Section 3.3 Governmental and Other Approvals.  All authorizations, approvals, registrations or filings with any Governmental Authority or public regulatory body required for the execution, delivery and performance by the Credit Parties of this Credit Agreement and the other Fundamental Documents, and the execution and delivery by the Borrower of the Notes, have been duly obtained or made and are in full force and effect or have been duly applied for, and if any such further authorizations, approvals, registrations or filings should hereafter become necessary, the Credit Parties shall obtain or make all such authorizations, approvals, registrations or filings.

Section 3.4 Financial Statements.  Each of the audited financial statements of the Borrower and its Consolidated Subsidiaries at December 31, 2008 and the unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at September 30, 2009, together with the related statements of operations and cash flow and the related notes and supplemental information are complete and correct and have been prepared in accordance with GAAP in effect as of such date consistently applied, except as otherwise indicated in the notes to such financial statements and subject in the case of unaudited statements to changes resulting from year-end audit adjustments.  All of such financial statements fairly present the financial condition or the results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis at the dates and for the periods indicated and (in the case of the balance sheets) reflect (including the notes thereto) all known liabilities and subject in the case of unaudited statements to changes resulting from year-end audit adjustments, contingent or otherwise, as of such dates required in accordance with GAAP to be shown or reserved against, or disclosed in notes to financial statements.

Section 3.5 No Material Adverse Change.  (a)Since the later of September 30, 2009 or the end of the fiscal period covered by the Borrower’s last annual report filed on form 10-K there has been no change that would be deemed to have had a Material Adverse Effect.

Section 3.6 Subsidiaries.  Annexed hereto as Schedule 3.6 is a correct and complete list as of the date hereof, of each Credit Party showing, as to each, (i) its name, (ii) the type of entity it is, (iii) the jurisdiction in which it was incorporated or otherwise organized, (iv) in the case of each Credit Party which is a corporation, its authorized capitalization, the number of shares of its capital stock outstanding and (v) in the case of each Credit Party which is a limited liability company, the ownership of its membership interests.  Except as noted on Schedule 3.6, as of the date hereof no Credit Party holds any Equity Interest or other Investment, either directly or indirectly, in any Person other than another Credit Party and no Credit Party is a general or limited partner in any joint venture or partnership.

Section 3.7 Intellectual Property.  (a)To the best of each Credit Party’s knowledge, all items of Product in which any Credit Party has any right, title or interest and all component parts thereof do not and will not violate or infringe upon any copyright, right of privacy, trademark, patent, trade name, performing right or any literary, dramatic, musical, artistic, personal, private, several, care, contract, property or copyright right or any other right of any Person, in any material respect or contain any libelous or slanderous material.  There is no claim, suit, action or proceeding pending or, to the best of each Credit Party’s knowledge, threatened against any Credit Party that involves a claim of infringement of any copyright with respect to any item of Product necessary to operate the business of each Credit Party in the manner in which it is currently operated and no Credit Party has any knowledge of any existing infringement by any other Person of any copyright held by any Credit Party with respect to any item of Product necessary to operate the business of each Credit Party in the manner in which it is currently operated.

(b) All necessary applications and registrations for all copyrights, trademarks, service marks, trade names and service names in which any Credit Party has any right, title or interest are valid and in full force and effect and are not subject to the payment of any taxes or maintenance fees or the taking of any other actions by the Credit Parties (other than standard renewals) to maintain their validity or effectiveness.

Section 3.8 Fictitious Names.  None of the Credit Parties has done business, is doing business or intends to do business other than under its full corporate or company name (as applicable), including, without limitation, under any tradename or other doing business name other than as listed on Schedule 3.8.

Section 3.9 Title to Properties.  Each Credit Party has good and valid title to, valid leasehold interests in, or valid licenses to use, all property and assets material to its business, free and clear of all Liens, except Permitted Encumbrances.

Section 3.10 Litigation.  Except as set forth on Schedule 3.10, there are no actions, lawsuits or other proceedings pending (including, but not limited to, matters relating to environmental liability), or, to the knowledge of any Credit Party, threatened, against or affecting any Credit Party or any of its respective properties, by or before any Governmental Authority, arbitration panel, or arbitrator, which could reasonably be expected to have a Material Adverse Effect on the financial condition or the business of any Credit Party or which involve this Agreement or any of the transactions contemplated hereby.  No Credit Party is in default with respect to any order, writ, injunction, decree, rule or regulation of any Governmental Authority, which default could reasonably be expected to have a Material Adverse Effect.

Section 3.11 Regulations T, U and X.  No Credit Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any margin stock (within the meaning of Regulation T, U or X).  No part of the proceeds of the Loans will be used, directly or indirectly, and whether immediately, incidentally or ultimately to purchase or carry any margin stock, to extend credit to others for the purpose of purchasing or carrying any margin stock.

Section 3.12 Investment Company Act.  No Credit Party is an “investment company” or an “affiliated person” or “promoter” of, or “principal underwriter” of or for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended.

Section 3.13 Binding Agreements.  This Credit Agreement and the other Fundamental Documents when executed will constitute, the legal, valid and enforceable obligations of each Credit Party that is a party thereto enforceable against such Credit Party in accordance with its respective terms, subject, as to the enforcement of remedies, to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and to general principles of equity.

Section 3.14 Taxes.  All federal, state and local tax returns which are required to be filed by or on behalf of the Credit Parties have been filed, and the Credit Parties have paid or caused to be paid all taxes payable by the Credit Parties whether or not shown on said returns, to the extent that such taxes have become due, except as permitted by Section 5.11 hereof.  No Credit Party knows of any proposed or pending tax assessments, deficiencies, audits or other proceedings.  The Credit Parties believe that the charges, accruals and reserves on their books in respect of taxes or other governmental charges are accurate in all material respects.

Section 3.15 Compliance with ERISA and Applicable Law.  (a)Each Plan has been maintained and operated in all material respects in accordance with all applicable laws, including ERISA and the Code, and each Plan intended to qualify under section 401(a) of the Code so qualifies.  No Reportable Event has occurred in the last five years as to any Plan, or to the knowledge of any Credit Party, any Multiemployer Plan.  No Plan has failed to satisfy the “minimum funding standards” within the meaning set forth in section 302(a) of ERISA or Section 412(a) of the Code (whether or not waived) and no application has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standards (including required installment payments).  No material liability has been, and no circumstances exist pursuant to which any material liability could be, imposed upon any Credit Party or ERISA Affiliate (i) under sections 4971 through 4980G of the Code, section 502(i) or 502(l) of ERISA, or Title IV of ERISA with respect to any Plan or Multiemployer Plan or with respect to any “employee benefit plan” (within the meaning set forth in section 3(3) of ERISA) heretofore maintained, sponsored or contributed by any Credit Party or ERISA Affiliate or any entity that heretofore was an ERISA Affiliate or (ii) for the failure to fulfill any obligation to contribute to any Multiemployer Plan.  No material liability has been, and no circumstances exist pursuant to which any material liability could be, imposed upon any Credit Party with respect to any Plan that provides post-retirement welfare coverage (other than as required pursuant to Section 4980B of the Code).  Neither any Credit Party nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization (within the meaning set forth in section 4241 of ERISA) or has been terminated within the meaning of Title IV of ERISA, and no Multiemployer Plan is reasonably expected to be in reorganization or to be terminated.  No Credit Party or ERISA Affiliate has withdrawn from any Multiemployer Plan in the previous six years.

(b) The execution, delivery and performance of the Fundamental Documents and the consummation of the transactions contemplated hereby and thereby will not involve any “prohibited transaction” within the meaning of ERISA or the Code.

Section 3.16 Indebtedness; Guaranties; Liens.  (a)Except for this Agreement and as otherwise disclosed on Schedule 3.16, as of the Closing Date no Credit Party has any outstanding Indebtedness.

(b) Except for this Agreement and as otherwise disclosed on Schedule 3.16, as of the Closing Date no Credit Party is responsible for any Indebtedness of any other Person.

(c) Except for (i) Liens arising under this Agreement, (ii) Liens disclosed on Schedule 3.16 and (iii) Permitted Encumbrances, as of the Closing Date no Credit Party has granted or is aware of the existence of any Liens on any property of any Credit Party.

Section 3.17 Security Interest.  The Fundamental Documents, when executed and delivered and, to the extent appropriate, filed in locations where required by law (together with any other actions necessary to perfect a security interest in accordance with applicable law), will create and grant to the Lender a valid and first priority perfected security interest in the Collateral located in the United States subject only to Permitted Encumbrances.

Section 3.18 Disclosure.  Neither this Credit Agreement nor any other Fundamental Document nor any other agreement, document, certificate or statement furnished to the Lender by or on behalf of any Credit Party in connection with the transactions contemplated hereby at the time it was furnished contained any untrue statement of a material fact or omitted to state a material fact, under the circumstances under which it was made, necessary in order to make the statements contained herein or in any other Fundamental Document not misleading in any material respect.  At the date hereof, there is no fact relating to any Credit Party known to any Credit Party which would have a Material Adverse Effect or would reasonably be expected to have a Material Adverse Effect in the future.

Section 3.19 Environmental Liabilities.  (a)No Credit Party has used, stored, treated, transported, manufactured, refined, handled, produced or disposed of any Hazardous Materials on, under, at, from or in any way affecting, any properties or assets owned or leased by a Credit Party, in any manner which at the time of the action in question violated in any material respect any Environmental Law governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of Hazardous Materials, and, to the best of each Credit Party’s knowledge, no prior owner of any such property or asset or any tenant, subtenant, prior tenant or prior subtenant thereof has used Hazardous Materials on or affecting such property or asset, or otherwise, in any manner which at the time of the action in question violated in any material respect any Environmental Law governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of Hazardous Materials.

(b) To the best of each Credit Party’s knowledge, (i) no Credit Party has any obligations or liabilities, known or unknown, matured or not matured, absolute or contingent, assessed or unassessed, which could reasonably be expected to have a Material Adverse Effect and (ii) no claims have been made against any of the Credit Parties in the past five years and no presently outstanding citations or notices have been issued against any of the Credit Parties, which could reasonably be expected to have a Material Adverse Effect which in either case have been or are imposed by reason of or based upon any provision of any Environmental Law, including, without limitation, any such obligations or liabilities relating to or arising out of or attributable, in whole or in part, to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of any Hazardous Materials by any Credit Party, or any of its employees, agents, representatives or predecessors in interest in connection with or in any way arising from or relating to any of the Credit Parties or any of their respective owned or leased properties, or relating to or arising from or attributable, in whole or in part, to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of any such substance, by any other Person at or on or under any of the real properties owned or used by any of the Credit Parties or any other location where such could reasonably be expected to have a Material Adverse Effect.

Section 3.20 Compliance with Laws.  No Credit Party is in violation of any Applicable Law except for such violations which in the aggregate would not reasonably be expected to have a Material Adverse Effect.

Section 3.21 Bank Accounts.  The Credit Parties have no bank accounts other than those listed on Schedule 3.21.

Section 3.22 Solvency.  After giving effect to the transactions contemplated by this Agreement and the Fundamental Documents, each Credit Party is, and the Credit Parties on a consolidated basis are, Solvent.

Section 3.23 Fundamental Documents.  The Borrower has delivered to the Lender a complete, correct and executed copy of the Fundamental Documents and the Revolving Credit Agreement, including all schedules and exhibits thereto.  The execution, delivery and performance of the Master Recapitalization Agreement has been duly authorized by all necessary action (including, without limitation, the obtaining of any consent of stockholders or other holders of capital stock required by law or by any applicable corporate or other organizational documents) on the part of each such Person.  No authorization or approval or other action by, and no notice to filing with or license from, any Governmental Authority is required for the consummation of the transaction contemplated thereby other than such as have been obtained on or prior to the Closing Date.  Each of the representations and warranties contained in the Master Recapitalization Agreement is true, correct and complete.

Section 3.24 Agreements. (a) No Credit Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument (including any License Agreement or Platform Agreement) to which it is a party which could reasonably be expected to have a Material Adverse Effect or result in the loss of more than 7,500,000 Subscribers and (b) Schedule 3.24 is a true and complete listing as of the date hereof of (i) all credit agreements, indentures, and other agreements related to any indebtedness for borrowed money of any Credit Party, other than the Fundamental Documents and the Revolving Credit Agreement among the Credit Parties, (ii) all joint venture agreements to which any Credit Party is a party, (iii) all material License Agreements and Platform Agreements, (iv) all agreements or other arrangements pursuant to which a Credit Party has granted a Lien to any Person other than Permitted Encumbrances and (v) all other contractual arrangements entered into by a Credit Party or by which any Credit Party is bound which arrangements are material to any Credit Party, including but not limited to, Guaranties and employment agreements.  The Credit Parties have delivered or made available to the Lender a true and complete copy of each agreement described on Schedule 3.24, including all exhibits and schedules.  For purposes of this Section 3.24, a Platform Agreement, License Agreement or other contract, agreement or arrangement shall be deemed “material” if the Credit Parties reasonably expect that any Credit Party would, pursuant to the terms thereof, (A) recognize future revenues in excess of $1,000,000 per annum or, (B) incur liabilities, obligations or expenses in excess of $1,000,000 per annum.

Section 3.25 Licensed Rights.  The License Agreements grant to the Credit Parties sufficient rights in and to the items of Product licensed thereunder to enable the Credit Parties to perform their respective obligations under the Platform Agreements, and no Credit Party is in breach of any of its material obligations under such agreements, nor does any Credit Party have any knowledge of any breach or anticipated breach by any other parties thereto which could reasonably be expected to result in any material adverse change in the business, properties, assets, operations or condition (financial or otherwise) of any Credit Party.

4.	CONDITIONS TO EFFECTIVENESS

Section 4.1 Conditions Precedent to Effectiveness.  This Agreement shall become effective as of the Business Day (the “Closing Date”) when each of the following conditions precedent have been satisfied in the Lender’s sole discretion:

(a) Corporate Documents.  The Lender shall have received:

(i) a copy of the articles, certificate of incorporation or other organizational documents of each Credit Party, certified as of a recent date by the Secretary of State of the jurisdiction of incorporation or organization of such Credit Party;

(ii) a certificate of such Secretary of State, dated as of a recent date, as to the good standing of and payment of taxes by each Credit Party;

(iii) a certificate dated as of a recent date as to the good standing of each Credit Party issued by the Secretary of State of each jurisdiction in which such Credit Party is qualified as a foreign corporation or limited liability company as listed in Schedule 3.1;

(iv) a certificate of the Secretary of each Credit Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws or limited liability company agreement, as the case may be, of such party as in effect on the date of such certification, (B) that attached thereto is a true and complete copy of resolutions adopted by the Board of Directors or other governing body of such party authorizing the execution, delivery and performance in accordance with their respective terms of this Credit Agreement, the other Fundamental Documents and any other documents required or contemplated hereunder or thereunder, the grant of the security interests in the Collateral and the pledged securities and, in addition, as to the Borrower, the borrowings hereunder and the Notes and that such resolutions have not been amended, rescinded or supplemented and are currently in effect, (C) that the certificate of incorporation or organization of such party has not been amended since the date of the last amendment thereto indicated on the certificate of the Secretary of State furnished pursuant to clause (i) above except to the extent specified in such Secretary’s certificate and (D) as to the incumbency and specimen signature of each officer of such Credit Party executing any Fundamental Document (such certificate to contain a certification by another officer of such Credit Party as to the incumbency and signature of the officer signing the certificate referred to in this clause (iv)); and

(v) such additional supporting documents as the Lender or its counsel may reasonably request.

(b) Credit Agreement; Notes.  The Lender shall have received (i) a complete executed copy of this Credit Agreement, and (ii) the Notes executed by the Borrower.

(c) No Material Adverse Change.  No change that would be deemed to have had a Material Adverse Effect shall have occurred since December 31, 200[8].1

(d) UCC Searches.  The Lender shall have received UCC, copyright office and other searches satisfactory to it indicating that no other filings, encumbrances or transfers with regard to the Collateral are of record in any jurisdiction in which it shall be necessary or desirable for the Lender to make a UCC filing in order to provide the Lender with a perfected first priority security interest in the Collateral, subject only to the Permitted Encumbrances.

(e) Required Consents and Approvals.  The Lender shall be satisfied that all required consents and approvals have been obtained with respect to the transactions contemplated hereby from all (i) Governmental Authorities with jurisdiction over the business and activities of any Credit Party, and (ii) from any other Person whose consent or approval the Lender in its reasonable discretion deems necessary to the transactions contemplated hereby.

(f) Federal Reserve Regulations.  The Lender shall be satisfied that the provisions of Regulations T, U and X of the Board will not be violated by the transactions contemplated hereby.

(g) Compliance with Laws.  The Lender shall be satisfied that the transactions contemplated hereby will not violate any provision of Applicable Law or any order of any court or other agency of the United States or any state thereof applicable to any of the Credit Parties or any of their respective properties or assets.

(h) Payment of Fees.  All fees and expenses then due and payable by the Borrower pursuant hereto to the Lender (or its legal counsel) shall have been paid.

(i) Fundamental Documents.  This Agreement shall have been duly executed and delivered by each of the Credit Parties.  In addition, all other Fundamental Documents as well as the Hallmark Guaranty and the Revolving Credit Agreement shall have been duly executed and delivered to the Lender by each of the Credit Parties party thereto.

(j) Existing Agreement.  All outstanding obligations under the JPM Credit Agreement shall have been indefeasibly paid in full concurrently on the Closing Date.

(k) Master Recapitalization Agreement.  The closing of the transactions contemplated by the Master Recapitalization Agreement shall have occurred.

(l) Other Documents.  The Lender shall have received such other documents as the Lender may reasonably require.

(m) Insurance.  The Borrower shall have furnished to the Lender evidence acceptable to the Lender that the insurance policies required by Section 5.5 have been obtained and are in full force and effect.

(n) ERISA.  The Lender shall have received copies of all Plans  of the Credit Parties that are in existence on the Closing Date and descriptions of those that are committed to as of the Closing Date.

(o) Notice of Deemed Borrowing.  The Borrower shall have delivered a Notice of Deemed Borrowing.

(p) Perfection Certificate.  The Lender shall have received a duly completed Perfection Certificate.

5.	AFFIRMATIVE COVENANTS

For so long as any principal of or interest on any Loan or any other Obligation (whether nor not due) shall remain unpaid, each Credit Party will:

Section 5.1 Financial Statements and Reports.  Furnish or cause to be furnished to the Lender:

(a) Within 90 days after the end of each fiscal year (commencing with fiscal year _____), (i) the audited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries, as at the end of, and the related statements of operations, shareholders’ equity and cash flow for, such year, and the corresponding figures as at the end of, and for, the preceding fiscal year, accompanied, in each case, by an opinion of KPMG LLP or such other independent public accountants of recognized standing as shall be retained by the Borrower and satisfactory to the Lender, which report and opinion shall be prepared in accordance with generally accepted auditing standards relating to reporting and which report and opinion shall contain no material exceptions or qualifications except for qualifications relating to accounting changes (with which such independent public accountants concur), and (ii) a management discussion and analysis of such financial statements;

(b) Within 45 days after the end of each of the first three fiscal quarters of each of its fiscal years, the unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries, as at the end of, and the related unaudited statements of operations, shareholders’ equity and cash flow for, such quarter, and the corresponding figures as at the end of, and for, the corresponding period in the preceding fiscal year, in each case together with a management discussion and analysis of such financial statements and a certificate signed by an Authorized Officer of the Borrower on behalf of the Borrower to the effect that such financial statements, while not examined by independent public accountants, reflect, in the opinion of the Borrower all adjustments necessary to present fairly the financial position of the Borrower and its Consolidated Subsidiaries, as at the end of the fiscal quarter and the results of its operations for the quarter then ended in conformity with GAAP;

(c) Simultaneously with the delivery of the statements referred to in paragraphs (a) and (b) of this Section 5.1, a duly completed Compliance Certificate signed by an Authorized Officer of the Borrower, in form and substance satisfactory to the Lender stating that in the course of the performance of his or her duties, he or she would normally have knowledge of any condition or event which would constitute an Event of Default or Default (including, without limitation, any violation of the Cash Interest Coverage Ratio) and stating whether or not he or she has knowledge of any such condition or event and, if so, specifying each such condition or event of which he has knowledge and the nature thereof;

(d) Promptly upon their becoming available, copies of (i) all management projections presented to any Credit Party’s Board of Directors in connection with any action by such Board of Directors, (ii) all audits, studies or evaluations prepared by independent public accountants for or submitted to any Credit Party and (iii) copies of all reports submitted by independent public accountants to the Borrower in connection with each annual, interim or special audit or review of the financial statements of the Borrower, including, without limitation, the comment letter submitted by such accountants to management in connection with their annual audit;

(e) Promptly upon their becoming available, copies of (i) all registration statements, proxy statements, and all reports which any Credit Party shall file with any securities exchange or with the S.E.C.  and (ii) all reports, financial statements, press releases and other information which any Credit Party shall release, send or make available to its stockholders;

(f) Notice of (i) any action taken by the Board of Directors or governing body of any Credit Party in connection with any Debt Issuance or Equity Issuance and (ii) the date on which such Credit Party will receive the Net Cash Proceeds from any Debt Issuance or Equity Issuance;

(g) Upon request of the Lender, provide the Lender with copies of any and all material License Agreements;

(h) Upon request of the Lender, copies of any and all Platform Agreements;

(i) From time to time such additional information regarding the financial condition, business or business prospects of the Credit Parties, the amount of film inventory in which any of the Credit Parties has rights on an individual or market basis or otherwise regarding the Collateral, as any Lender may reasonably request.

Section 5.2 Corporate Existence.  Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its corporate existence (provided, that any Credit Party may merge into or consolidate with another Credit Party, provided further that the Borrower, if it is a party thereto, is the surviving entity), and material rights, licenses, permits and franchises, and comply in all material respects with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, any Governmental Authority.

Section 5.3 Maintenance of Properties.  Keep its tangible properties which are material to its business in good repair, working order and condition subject to ordinary wear and tear and, from time to time (i) make all necessary and proper repairs, renewals, replacements, additions and improvements thereto and (ii) comply at all times with the provisions of all material leases and other material agreements to which it is a party so as to prevent any loss or forfeiture thereof or thereunder unless compliance therewith is being currently contested in good faith by appropriate proceedings and appropriate reserves have been established in accordance with GAAP.

Section 5.4 Notice of Material Events.  (a) Promptly upon any Executive Officer of a Credit Party obtaining knowledge of (i) any Default or Event of Default, (ii) any material adverse change in the condition or operations of any Credit Party, financial or otherwise, (iii) any action or event which could reasonably be expected to materially and adversely affect the performance of the Credit Parties’ obligations under this Credit Agreement or any other Fundamental Document, the repayment of the Notes, or the security interests granted to the Lender under the terms of a Fundamental Document, (iv) any other event which could reasonably be expected to result in a Material Adverse Effect or would otherwise cause the loss of greater than 7,500,000 Subscribers, (v) the change of the jurisdiction or form of organization, or the principal place of business of any Credit Party or of the location of any Credit Party’s books and records, (vi) any change in the name of any Credit Party, (vii) any other event which could reasonably be expected to materially and adversely impact upon the amount of collectability of any material accounts receivable of the Credit Parties or materially decrease the value of the Collateral, or (viii) any proposed material amendment to any material agreements that are part of the Collateral, such Credit Party shall promptly give written notice thereof to the Lender specifying the nature and period of existence of any such condition or event and what action such Credit Party has taken, is taking and proposes to take with respect thereto.

(b) Promptly upon any Executive Officer of a Credit Party obtaining knowledge of (i) the institution of, or threat of, any action, suit, proceeding, investigation or arbitration by any Governmental Authority or other Person against or affecting any Credit Party or any of its assets, or (ii) any material development in any such action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Lenders), which, in the case of (i) or (ii) might, if adversely determined, reasonably be expected to have a Material Adverse Effect or would otherwise cause the loss of greater than 7,500,000 Subscribers, such Credit Party shall promptly give notice thereof to the Lender and provide such other information as may be available to it (without waiver of any applicable evidentiary privilege) to enable the Lender to evaluate such matters; and, in addition to the requirements set forth in clauses (i) and (ii) of this subsection (b), such Credit Party upon request shall promptly give notice of the status of any action, suit, proceeding, investigation or arbitration covered by a report delivered to the Lender pursuant to clause (i) and (ii) above to the Lender and provide such other information as may be reasonably available to it to enable the Lender to evaluate such matters.

Section 5.5 Insurance.  (a)Keep its assets which are of an insurable character insured (to the extent and for the time periods consistent with normal industry practices) by financially sound and reputable insurers against loss or damage by fire, explosion, theft or other hazards which are included under extended coverage in amounts not less than the insurable value of the property insured or such lesser amounts, and with such self-insured retention or deductible levels, as are consistent with customary industry practices.

(b) Maintain with financially sound and reputable insurers, insurance against other hazards and risks and liability to Persons and property to the extent and in the manner customary for companies in similar businesses.

(c) Maintain, or cause to be maintained, distributor’s “Errors and Omissions” insurance to the extent and in amounts consistent with or greater than customary industry standards.

(d) Maintain, or cause to be maintained, broadcaster’s “Errors and Omissions” insurance to the extent and in amounts consistent with or greater than customary industry standards.

(e) Cause all such above-described insurance (excluding worker’s compensation insurance) to (1) provide for the benefit of the Lender that 30 days’ prior written notice of suspension, cancellation, termination, reduction, non-renewal or lapse or material change of coverage shall be given to the Lender; (2) name the Lender as a loss payee (except for “Errors and Omissions” insurance and other third party liability insurance), provided, however, that so long as an Event of Default has occurred and is continuing, property insurance proceeds may be used to repair damage in respect of which such proceeds were received or so long as no Default or Event of Default has occurred and is then continuing, to reimburse a Credit Party for its own funds expended to repair the applicable damage; and (3) name the Lender as an additional insured including, without limitation, under any “Errors and Omissions” insurance and other third party liability insurance but only from claims arising from the acts or omissions of any Credit Party or its employees, representatives or contractors.

(f) Upon the request of the Lender, the Borrower will render to the Lender a statement in such detail as the Lender may request as to all such insurance coverage.

Section 5.6 Music.  When an item of Product produced by a Credit Party has been scored, if requested by the Lender, promptly deliver to the Lender: (a) written evidence of the music synchronization rights obtained from the composer or the licensor of the music and (b) copies of all music cue sheets with respect to such item of Product.

Section 5.7 Copyrights and Trademarks.  (a)As soon as practicable (but, in the case of an item of Product, in no event later than sixty (60) days after the initial release or broadcast of such item of Product and in the case of a screenplay, in no event later than five (5) days prior to payment by any Credit Party for any portion of the cost of the item of Product to be based on such screenplay), to the extent any Credit Party is or becomes the copyright proprietor thereof or otherwise acquires a copyrightable interest (other than with respect to rights in items of Product that are acquired pursuant to (x) any License Agreement under which the aggregate amount required to be paid in respect of such License Agreement is less than $1,000,000, (y) any License Agreement with a term of less than three (3) months or (z) License Agreements under which the aggregate amounts previously paid to acquire such rights which are allocable to unexpired license periods are less than $10,000,000 (it being understood that amounts paid under a License Agreement shall be allocated on a straight line basis over the relevant license term of such License Agreement), in which instance the applicable Credit Party shall use prudent business judgment as to whether or not to register such rights), the applicable Credit Party shall notify the Lender and promptly upon the request of the Lender take any and all actions necessary to register the copyright for such item of Product or screenplay, in the name of such Credit Party (subject to a Lien in favor of the Lender) in conformity with the laws of the United States and such other jurisdictions as the Lender may reasonably specify, and immediately deliver to the Lender written evidence of the registration of any and all such copyrights for inclusion in the Collateral under the Fundamental Documents.

(b) As soon as practicable after any Credit Party acquires any trademark (other than any rights which any Credit Party may have in and to the “Hallmark” trademark), service mark, trade name or service name (other than a domain name), the applicable Credit Party shall notify the Lender and promptly upon the request of the Lender take any and all actions necessary to register such trademark, service mark, trade name or service name (other than a domain name) in the name of such Credit Party (subject to a Lien in favor of the Lender) in conformity with the laws of the United States and such other jurisdictions as the Lender may reasonably specify, and immediately deliver to the Lender: (x) written evidence of the registration of any and all such trademarks, service marks, trade names or service names (other than a domain name) for inclusion in the Collateral; and (y) a Trademark Security Agreement relating to such trademark, service mark, trade name or service name (other than a domain name), executed by all of the Credit Parties.

(c) Obtain instruments of transfer or other documents evidencing the interest of any Credit Party with respect to the copyright relating to items of Product in which such Credit Party is not entitled to be the initial copyright proprietor and any trademark, service mark, trade name or service name which such Credit Party acquires, and promptly record such instruments of transfer on the United States Copyright Register or the United States Trademark Register and such other jurisdictions as the Lender may specify, in each case upon the request of Lender and to the same extent as would be required under Section 5.7(a) above.

Section 5.8 Books and Records.  Maintain or cause to be maintained at all times true and complete books and records of its financial operations and provide the Lender and its representatives (and each Lender and its representatives during the continuance of an Event of Default) access to such books and records and to any of its properties or assets upon reasonable notice and during regular business hours in order that the Lender may make such audits and examinations and make abstracts from such books, accounts, records and other papers pertaining to the Collateral (including, but not limited to, all on and off balance sheet receivables) and may discuss the affairs, finances and accounts with, and be advised as to the same by the Credit Parties’ officers and independent accountants, all as the Lender may deem appropriate for the purpose of verifying the various reports delivered by any Credit Party to the Lender pursuant to this Credit Agreement or for otherwise ascertaining compliance with this Credit Agreement or any Fundamental Document.

Section 5.9 Observance of Agreements.  Duly observe and perform in all material respects all the terms and conditions of all material agreements with respect to the distribution and/or exploitation of items of Product and diligently protect and enforce the rights of the Credit Party under all such agreements in a manner consistent with prudent business judgment and subject to the terms and conditions of such agreements.

Section 5.10 Laboratories; No Removal.  (a)To the extent any Credit Party has control over or rights to receive any of the Physical Materials relating to any item of Product, deliver or cause to be delivered to a Laboratory or Laboratories all negative and preprint material, master tapes and all sound track materials with respect to each such item of Product and deliver to the Lender a fully executed Pledgeholder Agreement with respect to such materials.  To the extent that any Credit Party has only rights of access to preprint material or master tapes and has not created duplicate materials sufficient to exploit its rights and has not stored such duplicate materials at a Laboratory that has delivered a Pledgeholder Agreement to the Lender, then the Credit Parties will deliver to the Lender a fully executed Laboratory Access Letter covering such materials.  Prior to requesting any Laboratory to deliver such negative or other preprint or sound track material or master tapes to another Laboratory, any such Credit Party shall provide the Lender with a Pledgeholder Agreement or Laboratory Access Letter, as appropriate, executed by such other Laboratory and all other parties to such Pledgeholder Agreement (including the Lender).  Without the consent of the Lender, no Credit Party shall deliver or remove or cause the delivery or removal of the original negative and film or sound materials or master tapes with respect to any item of Product owned by such Credit Party or in which such Credit Party has an interest (i) to a location outside the United States or (ii) to any state or jurisdiction where UCC-1 financing statements are not effective against such Credit Party.

(b) With respect to items of Product acquired after the Closing Date, on at least a quarterly basis, deliver to the Lender and the Laboratories which are signatories to Pledgeholder Agreements a revised schedule of Product on deposit with such Laboratories.

Section 5.11 Taxes and Charges in Ordinary Course of Business.  Duly pay and discharge, or cause to be paid and discharged, before the same shall become in arrears, all taxes, assessments, levies and other governmental charges, imposed upon any Credit Party or its properties, sales and activities, or any part thereof, or upon the income or profits therefrom, over which such Credit Party has control, as well as all claims for labor, materials, or supplies which if unpaid could reasonably be expected to become by law a Lien upon any property of a Credit Party; provided, however, that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the Borrower shall have set aside on its books reserves (the presentation of which is segregated to the extent required by GAAP) adequate with respect thereto if reserves shall be deemed necessary; and provided, further, that such Credit Party will pay all such taxes, assessments, levies or other governmental charges forthwith upon the commencement of proceedings to foreclose any Lien which may have attached as security therefor.  The Credit Parties will pay when due, or in conformance with customary trade terms, all other obligations (other than Indebtedness) incident to their respective operations.

Section 5.12 Liens.  Defend the Collateral to the extent commercially reasonable against any and all Liens howsoever arising, other than Permitted Encumbrances and in any event defend against any attempted foreclosure.

Section 5.13 ERISA Compliance and Reports.  Furnish to the Lender (i) as soon as possible, and in any event within thirty (30) days after any Executive Officer of a Credit Party has knowledge that (A) any Reportable Event with respect to any Plan or Multiemployer Plan has occurred, a statement of an Executive Officer of the Credit Party setting forth on behalf of such Credit Party details as to such Reportable Event and the action which it proposes to take with respect thereto, together with a copy of the notice, if any, required to be filed of such Reportable Event given to the PBGC, (B) (v) any Plan fails to satisfy the minimum funding standards (within the meaning set forth in section 302(a) of ERISA or section 412(a) of the Code (whether or not waived)) or an application has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard with respect to a Plan, (w) a Plan or Multiemployer Plan has been or is proposed to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA, (x) proceedings have been instituted to terminate a Plan if such Plan is subject to Title IV of ERISA, (y) a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Multiemployer Plan, or (z) any Credit Party or ERISA Affiliate will incur any liability (including any contingent or secondary liability) to or on account of the termination of or withdrawal from a Plan subject to Title IV of ERISA or Multiemployer Plan under Sections 4062, 4063, 4201 or 4204 of ERISA, a statement of an Executive Officer of the Credit Party, setting forth details as to such event and the action the applicable Credit Party proposes to take with respect thereto, (ii) promptly upon reasonable request of the Lender, copies of each annual and other report with respect to each Plan, (iii) promptly after receipt thereof, a copy of any notice any Credit Party or ERISA Affiliate may receive from the PBGC relating to the PBGC’s intention to terminate any Plan subject to Title IV of ERISA or to appoint a trustee to administer any Plan subject to Title IV of ERISA, and (iv) promptly after receipt thereof, a copy of any correspondence received by any Credit Party or ERISA Affiliate from any Multiemployer Plan (or its trustee or administrator).

Section 5.14 Subsidiaries.  Immediately (i) cause each entity which hereafter becomes a Subsidiary, to become a Subsidiary Guarantor, to be jointly and severally liable for the Obligations and to become a party to the other Fundamental Documents, as appropriate, with the same obligations and responsibilities under this Agreement and the other Fundamental Documents as if it had originally executed this Agreement and the other Fundamental Documents, by delivering to the Lender, a joinder agreement, in form and substance acceptable to Lender, duly executed by such Subsidiary and (ii) deliver to the Lender certificates evidencing all of the stock or other ownership interest of the Subsidiary referred to in the preceding clause (i) (which stock has been pledged to the Lender pursuant to the Pledge Agreement) together with undated stock powers executed in blank for such certificates (or such other documents necessary to replace a member of a Subsidiary that is a limited liability company) and organizational documents to the extent set forth in Section 4.1 hereof, and, upon request, written opinions of counsel in form and substance satisfactory to the Lender.

Section 5.15 Environmental Laws.  (a)Promptly notify the Lender upon any Executive Officer becoming aware of any violation or potential violation or non-compliance with, or liability or potential liability under any Environmental Laws which, when taken together with all other pending violations could reasonably be expected to have a Material Adverse Effect, and promptly furnish to the Lender all notices of any nature which any Credit Party or any Subsidiary may receive from any Governmental Authority or other Person with respect to any violation, or potential violation or non-compliance with, or liability or potential liability under any Environmental Laws which, in any case or when taken together with all such other notices, could reasonably be expected to have a Material Adverse Effect.

(b) Comply in all material respects with and use commercially reasonable efforts to ensure compliance in all material respects by all tenants and subtenants with all Environmental Laws, and obtain and comply in all material respects with and maintain and use reasonable efforts to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain any and all licenses, approvals, registrations or permits required by Environmental Laws.

(c) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under all Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities.  Any order or directive whose lawfulness is being contested in good faith by appropriate proceedings shall be considered a lawful order or directive when such proceedings, including any judicial review of such proceedings, have been finally concluded by the issuance of a final non-appealable order; provided, however, that the appropriate Credit Party shall have set aside on its books reserves (the presentation of which is segregated to the extent required by GAAP) adequate with respect thereto if reserves shall be deemed necessary.

(d) Defend, indemnify and hold harmless the Lender, and its respective employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way related to the violation of or non-compliance by any Credit Party with any Environmental Laws, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable external attorney and consultant fees, investigation and laboratory fees, court costs and litigation expenses, but excluding therefrom all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses arising out of or resulting from (i) the gross negligence or willful misconduct of any indemnified party or (ii) any acts or omissions of any indemnified party occurring after any indemnified party is in possession of, or controls the operation of, any property or asset.

Section 5.16 Further Assurances; Security Interests.  (a)Upon the request of the Lender, duly execute and deliver, or cause to be duly executed and delivered, at the cost and expense of the Borrower, such further instruments as may be necessary or proper, in the reasonable judgment of the Lender, to provide the Lender a perfected Lien in the Collateral and to carry out the provisions and purposes of this Agreement and the other Fundamental Documents.

(b) Upon the request of the Lender, promptly perform or cause to be performed any and all acts and execute or cause to be executed any and all documents (including, without limitation, the execution, amendment or supplementation of any financing statement and continuation statement or other statement) for filing under the provisions of the UCC and the rules and regulations thereunder, or any other statute, rule or regulation of any applicable foreign, federal, state or local jurisdiction, which are necessary or advisable, from time to time, in order to grant and maintain in favor of the Lender the security interest in the Collateral contemplated under the other Fundamental Documents, subject only to Permitted Encumbrances.

(c) Promptly undertake to deliver or cause to be delivered to the Lender from time to time such other documentation, consents, authorizations and approvals in form and substance satisfactory to the Lender, as the Lender shall deem reasonably necessary or advisable to perfect or maintain the Liens of the Lender.

Section 5.17 Bank Accounts.  Provide the Lender with prompt written notice upon the opening of any bank account other than those listed on Schedule 3.20.

Section 5.18 Credit Ratings.  At the request of the Lender, (a) obtain, at Borrower’s expense, ratings issued by Moody’s or S&P with respect to the Term Loans, and/or (b) obtain, at Borrower’s expense, corporate family ratings issued by Moody’s or S&P.

6.	NEGATIVE COVENANTS

For so long as any principal of or interest on any Loan or any other Obligation (whether or not due) shall remain unpaid, each Credit Party will not and will not permit any of its Subsidiaries, directly or indirectly, to:

Section 6.1 Limitations on Indebtedness.  Incur, create, assume or suffer to exist any Indebtedness other than:

(i) the Indebtedness represented under this Agreement, the Notes and the other Obligations;

(ii) Indebtedness in respect of secured purchase money financings, including Capital Leases to the extent permitted under Section 6.10 hereof, not to exceed $30,000,000 at any time outstanding;

(iii) ordinary trade payables which are not yet due and payable and are not the result of a transaction which is essentially the borrowing of money;

(iv) Indebtedness by any Credit Party to any other Credit Party to the extent not otherwise prohibited by this Section 6.1;

(v) existing Indebtedness listed on Schedule 3.16 hereto but no increases thereof;

(vi) a revolving credit facility providing for up to $30,000,000 of borrowings (the “Revolving Credit Agreement”), provided that such Revolving Credit Agreement is on terms and conditions satisfactory to the Lender;

(vii) the Series A Preferred Stock (to the extent classified as Indebtedness under GAAP) and any refinancing thereof; and

(viii) the refinancing of existing Indebtedness listed on Schedule 3.16 hereto in an amount equal to the principal amount plus accrued and unpaid interest and related transaction fees, along with the repurchase or redemption of the Series A Preferred Stock.

Section 6.2 Limitations on Liens.  Incur, create, assume or suffer to exist any Lien on any of the Collateral, whether now owned or hereafter acquired, except:

(i) with regard to all items of Product, Liens pursuant to written security agreements (in form and substance acceptable to the Lender) in favor of guilds as required pursuant to terms of collective bargaining agreements, which Liens are (A) subordinated or junior to the claims of the Lender hereunder pursuant to documentation that is satisfactory in form and substance to the Lender or (B) on terms otherwise acceptable to the Lender;

(ii) deposits under workers’ compensation, unemployment insurance and social security laws or to secure statutory obligations or surety or appeal bonds or performance or other similar bonds in the ordinary course of business (other than completion bonds);

(iii) statutory Liens of landlords, banks (and rights of set-off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 401(a)(29) or 430(k) of the Internal Revenue Code or by ERISA), in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(iv) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases or consignments of personal property entered into in the ordinary course of business;

(v) Liens for taxes, assessments or other governmental charges or levies due and payable, the validity or amount of which is currently being contested in good faith by appropriate proceedings pursuant to the terms of Section 5.11 hereof;

(vi) Liens customarily granted or incurred in the ordinary course of business to secure payment for services rendered by laboratories and production houses and suppliers of materials and equipment;

(vii) mechanic’s liens and Liens in connection with secured purchase money financings to the extent permitted in Section 6.1(ii) hereof;

(viii) possessory Liens other than on Product or physical properties of Product (other than of laboratories and production houses) which (a) occur in the ordinary course of business, (b) secure normal trade debt which is not yet due and payable, (c) do not secure Indebtedness for borrowed money and (d) do not defer payment terms beyond one hundred and eighty (180) days;

(ix) Liens arising out of attachments, judgments or awards as to which an appeal or other appropriate proceedings for contest or review are promptly commenced (and as to which foreclosure and other enforcement proceedings (a) shall not have been commenced (unless fully bonded or otherwise effectively stayed) or (b) in any event shall be promptly fully bonded or otherwise effectively stayed);

(x) Liens arising from zoning restrictions or easements;

(xi) the Liens of the Lender under the Fundamental Documents and other documents contemplated hereby;

(xii) the Lien granted by the Borrower which secures the Indebtedness referred to in Section 6.1(vi); and

(xiii) existing Liens listed on Schedule 3.16 hereto; provided, however, that, without the consent of the Lender, any Indebtedness secured by any such Lien may not be increased, extended or renewed and such Lien may not extend to any other property of the Credit Party.

Section 6.3 Guaranties.  Incur, create, assume or suffer to exist any Guaranty, either directly or indirectly, or otherwise in any way become responsible for any Indebtedness (including working capital maintenance, pay-or-play contracts or other similar obligations) of any other Person (other than another Credit Party), contingently or otherwise, except (i) for the endorsement of negotiable instruments by a Credit Party in the ordinary course of business, (ii) for Guaranties which would constitute investments in items of Product not otherwise prohibited hereunder, (iii) for existing Guaranties listed on Schedule 3.16 hereto and (iv) as permitted in Section 6.1 hereof.

Section 6.4 Limitations on Investments.  Make any Investment (including any loans to any shareholder or other Affiliate of the Borrower) except:

(i) purchases of Cash Equivalents;

(ii) travel advances in the ordinary course of business to employees and/or officers;

(iii) additional Investments not in excess of $5,000,000 in the aggregate in entities which are not wholly-owned Subsidiaries; and

(iv) intercompany advances from the Borrower or any Subsidiary Guarantor to a Subsidiary Guarantor or from any Subsidiary Guarantor to the Borrower.

Section 6.5 Restricted Payments.  Pay or declare or enter into any agreement to pay or otherwise become obligated to make any Restricted Payments other than:

(i) stock dividends paid solely in shares of stock of the Borrower;

(ii) payments by a Credit Party to another Credit Party;

(iii) payments to Hallmark Cards, Incorporated or an Affiliate pursuant to the terms of one or more service agreement(s); provided that such service agreement(s) shall be in form and substance acceptable to the Lender; and

(iv) issuance of common stock for or upon conversion of preferred stock of the Borrower;

(v) payment of the NICC Preferred Interest; and

(vi) so long as no Default has occurred and is continuing, payments of dividends on Series A Preferred Stock issued pursuant to the Master Recapitalization Agreement.

Section 6.6 Limitations on Sale of Assets.  Sell, lease, license, transfer or otherwise dispose of:

(i) items of Product other than in the ordinary course of business, provided that the Credit Parties shall not be entitled to sell, transfer or alienate their entire right, title or interest in and to items of Product with an aggregate value in excess of $5,000,000; and

(ii) any of the channels owned or operated by a Credit Party (or any Subsidiary thereof), whether directly (e.g., by way of an outright sale or other disposition of the Credit Party’s rights as owner or operator) or indirectly (e.g., by selling, assigning or otherwise transferring the Credit Party’s rights in any Platform Agreement), provided that a Credit Party shall at all times be entitled to dispose of some or all of its rights as owner or operator of a channel in a territory to the extent such disposition is required (x) by Applicable Law in the territory in which the channel is available or (y) in order to comply with local practices and/or customs in the relevant territory relating to the ownership or operation of channels by non-residents; and

(iii) any other property of the Credit Parties, other than dispositions made in the ordinary course of business involving property with an aggregate fair market value at the time of disposition of less than $100,000.

The limitation contained in clause (ii) of the preceding sentence shall not limit the rights of the Credit Parties to shut down existing operations they believe to be no longer financially beneficial or to acquire the ownership of, or rights to operate, channels in new territories, or to expand existing channels into new territories, through joint ventures or such other arrangements as may be otherwise permitted by the terms of this Agreement, provided that any disposition of such rights and interests (once so acquired) may only be made in compliance with the terms of clause (ii) of the preceding sentence.

Section 6.7 Receivables.  Sell, discount or otherwise dispose of notes, accounts receivable or other obligations owing to a Credit Party except for the purpose of collection in the ordinary course of business.

Section 6.8 Tax Shelters, Sale and Leaseback etc.  Enter into any arrangement with any Person or Persons other than a Credit Party, whereby in contemporaneous transactions a Credit Party sells essentially all of its right, title and interest in an item of Product or upon which an item of Product is based and acquires or licenses the right to distribute or exploit such item of Product in media and markets accounting for substantially all the value of such item of Product; except on terms customary in the entertainment industry and subject to the Lender’s approval.

Section 6.9 Places of Business; Change of Name.  Change the location of any of the offices where it keeps its books and records with respect to the Collateral or change its name or the jurisdiction or form of its organization without (i) giving the Lender thirty (30) days prior written notice of such change and (ii) filing any additional Uniform Commercial Code financing statements, and such other documents requested by the Lender or which are otherwise necessary or desirable, to continue the first priority perfected security interest of the Lender in the Collateral, subject only to the Permitted Encumbrances.

Section 6.10 Limitations on Capital Expenditures.  Make or incur any obligation to make Capital Expenditures in excess of $10,000,000 for fiscal year 2010, $5,000,000 for fiscal year 2011, $5,000,000 for fiscal year 2012 and $5,000,000 for fiscal year 2013; provided, however, that in any fiscal year in which the Capital Expenditures do not meet the threshold Capital Expenditure amount for such fiscal year, the excess of such Capital Expenditures may be carried into the next following fiscal year.

Section 6.11 Transactions with Affiliates.  Except if expressly permitted under the terms of this Agreement, effect any transaction with an Affiliate on a basis less favorable to a Credit Party than would have been the case if such transaction had been effected at arms-length with a Person other than an Affiliate.

Section 6.12 Amendments and Waivers.  Amend, alter, modify, or waive, or consent to any amendment, alteration, modification or waiver of, any material agreement to which any Credit Party is a party or enter into or agree to enter into any material agreement, (a) in any case in such a manner as could be reasonably expected to be materially adverse to the Lender without the prior written consent of the Lender, which consent shall not be unreasonably withheld and (b) without providing prior written notice to the Lender of any proposal to amend, alter, modify, or waive, or to consent to any amendment, alteration, modification or waiver of, any material agreement, regardless of the potential impact on the Lender.

Section 6.13 No Negative Pledge.  Except with respect to (a) specific property to be sold pursuant to an executed agreement with respect to a permitted sale of assets, (b) the Revolving Credit Agreement and the Fundamental Documents in effect on the Closing Date, (c) restrictions imposed by law, (d) restrictions contained in agreements for or instruments evidencing Indebtedness existing on the date hereof and listed on Schedule 3.16, (e) restrictions contained in agreements or instruments assumed or acquired in connection with a permitted acquisition (in which case any such prohibition or limitation shall apply only to the assets acquired in such acquisition), (f) restrictions contained in agreements for or instruments evidencing Indebtedness permitted to be secured under Section 6.1(ii) (in which case any such prohibition or limitation shall only apply to the assets subject to the applicable permitted Lien), and (g) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be), enter into any agreement after the date hereof which prohibits the creation or assumption of any Lien upon the properties or assets of any Credit Party, whether now owned or hereafter acquired, or requiring an obligation to be secured if some other obligation is secured.

Section 6.14 Acquisitions or Mergers, etc.  Merge into or consolidate with a Person or acquire substantially all the assets of another Person, other than (i) so long as there would not exist any Default or Event of Default hereunder or as a result thereof, any acquisition the consideration for which does not include cash and in which a Credit Party shall be the surviving entity and (ii) the merger of any Subsidiary Guarantor with any other Subsidiary Guarantor or with the Borrower, provided that in the case of the Borrower, the Borrower is the surviving entity. For the avoidance of doubt, the merger of Hallmark Entertainment Holdings, Inc and Hallmark Entertainment Investments Co. with and into the Borrower, on or prior to the Closing Date, shall be permitted by this Section 6.14.

Section 6.15 Change in Business.  Engage in any business activity other than (i) activities incident and related to the acquisition, distribution and licensing of Product; (ii) the operation of television channels or other activities incident thereto; or (iii) the development and operation of the interactive television business.

Section 6.16 ERISA Compliance.  Engage in a “prohibited transaction,” as defined in Section 406 of ERISA or Section 4975 of the Code, with respect to any Plan or Multiemployer Plan or knowingly consent to any other “party in interest” or any “disqualified person,” as such terms are defined in Section 3(14) or ERISA and Section 4975(e)(2) of the Code, respectively, engaging in any “prohibited transaction,” with respect to any Plan or Multiemployer Plan; or permit any Plan to fail to satisfy any minimum funding standard set forth in Section 302 of ERISA or Section 412 of the Code (whether or not waived); or terminate any Plan subject to Title IV of ERISA in a manner which could result in the imposition of a Lien on any property of any Credit Party pursuant to Section 4068 of ERISA; or breach or knowingly permit any employee or officer or any trustee or administrator of any Plan to breach any fiduciary responsibility imposed under Title I of ERISA with respect to any Plan; engage in any transaction which would result in the incurrence of a liability under Section 4069 of ERISA; or permit any Reportable Event to occur with respect to any Plan; or fail to make contributions to a Plan or Multiemployer Plan which could result in the imposition of a Lien on any property of any Credit Party pursuant to Section 302(f) of ERISA or Section 412(n) of the Code, if the occurrence of any of the foregoing events (alone or in the aggregate) could result in a liability which has a Material Adverse Effect.

Section 6.17 Interest Rate Protection Agreements, etc.  Enter into any Interest Rate Protection Agreement or Currency Agreement for other than bona fide hedging purposes.

Section 6.18 Subsidiaries.  Acquire or create any new direct or indirect Subsidiary; provided, however, that a Credit Party may organize additional Subsidiaries under the laws of the United States, any state thereof or the District of Columbia if (a) each such Subsidiary executes a joinder agreement in form and substance satisfactory to the Lender whereby such Subsidiary becomes a Credit Party hereunder, (b) such Subsidiary grants a first priority Lien, subject only to the Permitted Encumbrances, to the Lender on substantially all of its assets to secure the Obligations with respect to such Subsidiary Guaranty in form and substance satisfactory to the Lender, and (c) the certificates representing 100% of the shares of capital stock or other Equity Interests of such Subsidiary held by such Credit Party become part of the pledged securities under the terms of the Pledge Agreement and are delivered to the Lender together with stock powers for each such certificate or such other documents that are necessary providing for the transfer of a membership interest of a Subsidiary that is an LLC.

Section 6.19 Hazardous Materials.  Cause or permit any of its properties or assets to be used to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce or process Hazardous Materials, except in compliance in all material respects with all applicable Environmental Laws, nor release, discharge, dispose of or permit or suffer any release or disposal as a result of any intentional act or omission on its part of Hazardous Materials onto any such property or asset in material violation of any Environmental Law.

Section 6.20 Cash Interest Coverage Ratio.  Permit the Cash Interest Coverage Ratio of the Borrower and its Consolidated Subsidiaries, as at the end of each fiscal quarter (commencing with the first full fiscal quarter after the Closing Date) to be less than 2.0:1.0.

7.	EVENTS OF DEFAULT

In the case of the happening and during the continuance of any of the following events (herein called “Events of Default”):

(a) any representation or warranty made by any Credit Party in this Credit Agreement or in any other Fundamental Document or any statement or representation made by any Credit Party in any report, financial statements, certificate or other document furnished by or on behalf of any Credit Parties to the Lender pursuant to this Credit Agreement or any other Fundamental Document, shall prove to have been false or misleading in any material respect when made or delivered;

(b) default shall be made in the payment of any principal of or interest on the Loans or of any fees or other amounts payable by the Borrower hereunder, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise, and, in the case of payments of interest, such default shall continue unremedied for five (5) days after receipt by the Borrower of an invoice therefor;

(c) default shall be made by any Credit Party in the due observance or performance of any covenant, condition or agreement contained in Section 5.4, Section 8.1(b) or Article 6 of this Agreement;

(d) default shall be made by any Credit Party in the due observance or performance of any other covenant, condition or agreement to be observed or performed pursuant to the terms of this Agreement, or any other Fundamental Document and such default shall continue unremedied for thirty (30) consecutive days after any Credit Party obtains knowledge thereof or receives written notice from the Lender thereof;

(e) default shall be made with respect to any Indebtedness of any Credit Party in excess of $1,000,000 when due or the performance of any other obligation incurred in connection with any such Indebtedness, if the effect of such default is to accelerate the maturity of such Indebtedness or to permit the holder thereof to cause such Indebtedness to become due prior to its stated maturity and such default shall not be remedied, cured, waived or consented to within the period of grace with respect thereto;

(f) any Credit Party shall generally not pay its debts as they become due or shall admit in writing its inability to pay its debts, or shall make a general assignment for the benefit of creditors; or any such Person shall commence any case, proceeding or other action seeking to have an order for relief entered on its behalf or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of such Person or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property or shall file an answer or other pleading in any such case, proceeding or other action admitting the material allegations of any petition, complaint or similar pleading filed against it or consenting to the relief sought therein; or any such Person shall take any action to authorize any of the foregoing;

(g) any involuntary case, proceeding or other action against any Credit Party shall be commenced seeking to have an order for relief entered against it or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of such Person, or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, and such case, proceeding or other action (i) results in the entry of any order for relief against it or (ii) shall remain undismissed for a period of sixty (60) days;

(h) final judgment(s) for the payment of money in excess of $1,000,000 shall be rendered in the aggregate against any Credit Party which within thirty (30) days from the entry of such judgment shall not have been discharged or stayed pending appeal or which shall not have been discharged within thirty (30) days from the entry of a final order of affirmance on appeal;

(i) this Credit Agreement, the Revolving Credit Agreement, or any other Fundamental Document shall, for any reason, not be or shall cease to be in full force and effect or shall be declared null and void or any of the Fundamental Documents shall not give or shall cease to give the Lender the Liens, rights, powers and privileges purported to be created thereby in favor of the Lender, superior to and prior to the rights of all third Persons and subject to no other Liens (other than Permitted Encumbrances), or the validity or enforceability of the Liens granted, to be granted, or purported to be granted, by any of the Fundamental Documents shall be contested by any Credit Party or any of their respective Affiliates;

(j) (i) any Credit Party or ERISA Affiliate shall fail to make any contributions required to be made to a Plan subject to Title IV of ERISA or Multiemployer Plan, (ii) any Plan fails to satisfy the minimum funding standards set forth in section 302(a) of ERISA or section 412(a) of the Code (whether or not waived) or an application shall have been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standards (including any required installment payments), (iii) any Credit Party or ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan, or that a Multiemployer Plan is in reorganization or is being terminated, (iv) a Reportable Event with respect to a Plan shall have occurred, (v) any Credit Party or ERISA Affiliate shall withdraw from a Plan during a plan year in which it was a substantial employer (within the meaning of section 4001(a)(2) or 4062(e) of ERISA), (vi) a Plan subject to Title IV of ERISA shall be terminated, or notice of intent to terminate a Plan under section 4041(c) of ERISA shall be filed, (vii) proceedings to terminate, a Plan subject to Title IV of ERISA shall be instituted by the PBGC or a trustee shall be appointed with respect to any such Plan, (viii) any other event or condition which could constitute grounds under section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Plan subject to Title IV of ERISA shall occur, or (ix) a Lien pursuant to section 412 of the Code or section 302 of ERISA shall be imposed as to any Credit Party or ERISA Affiliate;

(k) default shall be made with respect to the NICC Preferred Interest under the Crown Media United States, LLC limited liability company agreement, and such default shall not be remedied, cured, waived or consented to within the period of grace with respect thereto;

(l) any demand for payment is made pursuant to the Hallmark Guaranty;

then, in every such event and at any time thereafter during the continuance of such event, the Lender may, take any or all of the following actions, at the same or different times:  (x) declare the principal of and the interest on the Loans and the Notes and all other amounts payable hereunder or thereunder to be forthwith due and payable, whereupon the same shall become and be forthwith due and payable, without presentment, demand, protest, or other notice of any kind, all of which are hereby expressly waived, anything in this Agreement or in the Notes to the contrary notwithstanding.  If an Event of Default specified in paragraphs (f) or (g) above shall have occurred, the Notes and all other amounts payable hereunder and thereunder shall automatically become due and payable, without presentment, demand, protest, or other notice of any kind, all of which are hereby expressly waived, anything in this Credit Agreement or the Notes to the contrary notwithstanding.  Such remedies shall be in addition to any other remedy available to the Lender pursuant to Applicable Law or otherwise.

8.	NICC RESERVE ACCOUNT

Section 8.1 NICC Reserve Account.  (a)On or prior to the Closing Date, the Borrower shall establish with a financial institution satisfactory to Lender, the NICC Reserve Account in the name of the Borrower (the “NICC Reserve Account”).  The Borrower may deposit into the NICC Reserve Account such amounts as it may choose as a sinking fund with respect to the NICC Preferred Interest.

(b) Amounts deposited by the Borrower shall not be withdrawn by the Borrower from the NICC Reserve Account, except that so long as no Default has occurred and is continuing, the Borrower may withdraw funds sufficient to make scheduled payments with respect to the NICC Preferred Interest.

(c) The Borrower agrees that at no time shall the amount (including, for the avoidance of doubt, any interest) standing to the credit of the NICC Reserve Account exceed $25,000,000.

9.	MISCELLANEOUS

Section 9.1 Notices.  Notices and other communications provided for herein shall be in writing and shall be delivered or mailed (or in the case of telegraphic communication, if by telegram, delivered to the telegraph company and, if by telex, graphic scanning or other telegraphic or facsimile communications equipment of the sending party hereto, delivered by such equipment) addressed, if to the Lender, to Hallmark Cards, Inc., 2501 McGee, Mail Drop 342, Kansas City, MO 64108, Attention: Chief Financial Officer, with a copy to Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019, Attention: Maurice M. Lefkort, Facsimile No. (212) 728-8111 and if to the Borrower, to Crown Media Holdings, Inc., 1325 Avenue of the Americas, 22nd Floor, New York, New York 10019, Attention: Chief Executive Officer, with a copy to Crown Media Holdings, Inc. 12700 Ventura Blvd., Studio City, California 91604, Attention: Chief Financial Officer and with a copy to Crown Media Holdings, Inc. 12700 Ventura Blvd., Studio City, California 91604, Attention: General Counsel, or such other address as such party may from time to time designate by giving written notice to the other parties hereunder.  Any failure of the Lender giving notice pursuant to this Section 9.1 shall not affect the validity of such notice.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the fifth (5th) Business Day after the date when sent by registered or certified mail, postage prepaid, return receipt requested, if by mail, or when delivered to the telegraph company, charges prepaid, if by telegram, or when receipt is acknowledged, if by any telegraphic or facsimile communications equipment of the sender, in each case addressed to such party as provided in this Section 9.1 in accordance with the latest unrevoked written direction from such party.

Section 9.2 Survival of Agreement, Representations and Warranties, etc.  All warranties, representations and covenants made by any of the Credit Parties herein or in any other Fundamental Document or in any certificate or other instrument delivered in connection with this Credit Agreement or any other Fundamental Document shall be considered to have been relied upon by the Lender except for any terminations, amendments, modifications or waivers thereof in accordance with the terms hereof, and shall survive the deemed making of the Loans herein contemplated and the issuance and delivery to the Lender of the Notes regardless of any investigation made by the Lender and shall continue in full force and effect so long as any Obligation is outstanding and unpaid.  All statements in any such certificate or other instrument shall constitute representations and warranties by the Credit Party hereunder.

Section 9.3 Expenses; Documentary Taxes.  Whether or not the transactions hereby contemplated shall be consummated, the Borrower agrees to pay (a) all reasonable out-of-pocket expenses incurred by the Lender in connection with, or growing out of, the performance of due diligence, the negotiation, preparation, execution, delivery, waiver or modification and administration of this Credit Agreement and any other documentation contemplated hereby, the deemed making of the Loans, the Collateral or any Fundamental Document, including, but not limited to, the reasonable out-of-pocket costs and internally allocated charges of audit or field examinations of the Lender in connection with the administration of this Credit Agreement, the verification of financial data and the transactions contemplated hereby, and (b) all reasonable out-of-pocket expenses incurred by the Lender in the enforcement or protection of the rights and remedies of the Lender in connection with this Credit Agreement, the other Fundamental Documents, or the Notes, or as a result of any transaction, action or non-action arising from any of the foregoing.  Such payments shall be made on the date this Credit Agreement is executed by the Borrower and thereafter on demand.  The Borrower agrees that it shall indemnify the Lender from and hold them harmless against any documentary taxes, assessments or charges made by any Governmental Authority by reason of the execution and delivery of this Credit Agreement or the Notes or the other Fundamental Documents.  The obligations of the Borrower under this Section shall survive the termination of this Credit Agreement and the payment of the Loans.

Section 9.4 Indemnification of the Lender.  The Borrower agrees (a) to indemnify and hold harmless the Lender, in its capacity as such, and the  directors, officers, employees, trustees, agents and affiliates of the Lender, in their capacity as such (each, an “Indemnified Party”) (to the full extent permitted by Applicable Law) from and against any and all claims, demands, losses, judgments and liabilities (including liabilities for penalties) of whatsoever nature, and (b) to pay to the Indemnified Parties an amount equal to the amount of all costs and expenses, including reasonable legal fees and disbursements, and with regard to both (a) and (b) growing out of or resulting from any litigation, investigation or other proceedings relating to the Collateral, this Credit Agreement, the other Fundamental Documents, the Loans deemed to be made under this Agreement, any attempt to audit, inspect, protect or sell the Collateral, or the administration and enforcement or exercise of any right or remedy granted to the Lender hereunder excluding therefrom all claims, demands, losses, judgments, liabilities, costs and expenses to be found by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Party.  The foregoing indemnity agreement includes any reasonable costs incurred by any Indemnified Party in connection with any action or proceeding which may be instituted in respect of the foregoing by any Indemnified Party, or by any other Person either against any Indemnified Party or in connection with which any officer, director, agent or employee of any Indemnified Party is called as a witness or deponent, including, but not limited to, the reasonable fees and disbursements of Willkie Farr & Gallagher LLP, counsel to the Lender, and any out-of-pocket costs incurred by any Indemnified Party in appearing as a witness or in otherwise complying with legal process served upon them.

Section 9.5 CHOICE OF LAW.  THIS AGREEMENT AND THE OTHER FUNDAMENTAL DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).  THE BORROWER AND EACH OTHER CREDIT PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF EITHER THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, THE COURTS OF THE STATE OF DELAWARE SITTING IN NEW CASTLE COUNTY DELAWARE OR OF THE UNITED STATES DISTRICT COURT OF THE DISTRICT OF DELAWARE, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FUNDAMENTAL DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT, THE DELAWARE STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER FUNDAMENTAL DOCUMENT SHALL AFFECT ANY RIGHT THAT THE LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER FUNDAMENTAL DOCUMENT AGAINST THE BORROWER OR ANY OTHER CREDIT PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

Section 9.6 WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FUNDAMENTAL DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER FUNDAMENTAL DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.7 WAIVER WITH RESPECT TO DAMAGES AND VENUE.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, NO CREDIT PARTY SHALL ASSERT, AND EACH CREDIT PARTY HEREBY WAIVES, ANY CLAIMS AGAINST THE LENDER, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS CREDIT AGREEMENT, ANY OTHER FUNDAMENTAL DOCUMENT, ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  THE BORROWER AND EACH OTHER CREDIT PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FUNDAMENTAL DOCUMENT IN ANY COURT REFERRED TO IN SECTION 9.5.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

Section 9.8 No Waiver.  No failure on the part of the Lender to exercise, and no delay in exercising, any right, power or remedy hereunder, under the Notes or any other Fundamental Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

Section 9.9 Extension of Payment Date.  Except as otherwise specifically provided in Article 2 hereof, should any payment or prepayment of principal of or interest on the Notes or any other amount due hereunder, become due and payable on a day other than a Business Day, the due date of such payment or prepayment shall be extended to the next succeeding Business Day and, in the case of a payment or prepayment of principal, interest shall be payable thereon at the rate herein specified during such extension.

Section 9.10 Amendments, etc.  No modification, amendment or waiver of any provision of this Credit Agreement or any other Fundamental Document, and no consent to any departure by the Borrower or any other Credit Party herefrom or therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender and the Borrower and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

Section 9.11 Severability.  Any provision of this Credit Agreement or of the Notes which is invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without invalidating the remaining provisions hereof or thereof, and any such invalidity, illegality or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 9.12 SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.1.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 9.13 Headings.  Section headings used herein and the Table of Contents are for convenience only and are not to affect the construction of or be taken into consideration in interpreting this Credit Agreement.

Section 9.14 Execution in Counterparts.  This Credit Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same instrument.  Facsimile signatures will be treated as originals.

Section 9.15 Confidentiality.  The Lender and the Borrower hereby agree that each will use its best efforts to treat any information obtained from the Credit Parties and their Affiliates in connection with this Credit Agreement as confidential, except that each of the Lender and the Borrower shall be permitted to disclose information (i) to their Affiliates and to their (and their Affiliates’) respective officers, directors, trustees, employees, agents, auditors, attorneys and representatives (who will be informed of the confidential nature of the material); (ii) to the extent provided in the Stockholders Agreement (as such term is defined in the Master Recapitalization Agreement) and (iii) to the extent required by Applicable Law or by any subpoena or similar legal process.

Section 9.16 Entire Agreement.  This Credit Agreement (including the Exhibits and Schedules hereto) and the other Fundamental Documents represent the entire agreement of the parties with regard to the subject matter hereof and the terms of any letters and other documentation entered into between any of the parties hereto prior to the execution of this Credit Agreement which relate to Loans deemed to be made shall be replaced by the terms of this Credit Agreement.

Section 9.17 Right of Set-Off.  Upon the occurrence and during the continuance of any Event of Default, the Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law and without order of or application to any court, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Person to or for the credit or the account of any Credit Party against any and all of the Obligations, irrespective of whether or not such Person shall have made any demand under any Fundamental Document and although the Obligations may not have been accelerated.  The rights of  the Lender under this Section are in addition to other rights and remedies which the Lender may have upon the occurrence and during the continuance of any Event of Default.

Section 9.18 Assignment.  The Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement or any other Fundamental Agreement (including all or a portion of the Loans at the time owing to it).  In connection with any such assignment, the Borrower and the Lender agree to enter into an amendment to this Agreement in accordance with Section 9.10 as appropriate to evidence such assignment.  The Borrower may not assign its rights and obligations under this Agreement or any other Fundamental Agreement without the prior written consent of the Lender.

Section 9.19 Revolver Intercreditor Agreement.  If at any time the Borrower enters into a Revolving Credit Agreement, as permitted pursuant to Section 6.1(vi) hereof, the Lender shall enter into the Intercreditor Agreement in such form as may be required by the lender or lenders providing the commitments under such Revolving Credit Agreement.  Such Intercreditor Agreement shall be on customary terms, but in any event shall provide for the subordination of the Liens granted to the Lender in connection with the Transactions to the Liens on the collateral for the Revolving Credit Agreement in an amount equal to the commitments of the lender or lenders providing the commitments under such Revolving Credit Agreement.  The subordination of the Liens granted to the Lender in connection with the Transactions to the Liens securing the Revolving Credit Agreement shall affect only the relative priority of those Liens, and does not subordinate the Obligations owed to the Lender in right of payment to the obligations under the Revolving Credit Agreement, which obligations shall be pari passu with the Obligations.

1	Date of last audited financial statements to be inserted prior to Closing Date.

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the day and the year first written.

BORROWER:

CROWN MEDIA HOLDINGS, INC.

By:

Name:

Title:

LENDER:

HC CROWN CORP.

By:

Name:

Title:

[Signature Page of Credit Agreement]

5258558.25

CREDIT PARTIES:

CROWN MEDIA UNITED STATES, LLC

By:

Name:

Title:

CM INTERMEDIARY, LLC

By:

Name:

Title:

CITI TEEVEE, LLC

By:

Name:

Title:

DOONE CITY PICTURES, LLC

By:

Name:

Title:

[ADDITIONAL CREDIT PARTIES]